UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Navigators Group, Inc.

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THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING – May 10, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 10, 2018 at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

A report of the Company’s current affairs will be presented at the Annual Meeting and Stockholders will have an opportunity for questions and comments.

You are requested to sign, date and return your proxy card whether or not you plan to attend the Annual Meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

Robert V. Mendelsohn

Chairman

March 29, 2018

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 060901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 10, 2018

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford, Connecticut on Thursday, May 10, 2018, at 10:00 a.m. At the meeting, stockholders will be asked to:

(1)	Elect ten (10) directors to serve until the 2019 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2)	Pass an advisory resolution on executive compensation;

(3)	Approve The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan;

(4)	Ratify the appointment of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2018 financial statements; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 12, 2018 has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the office of the Company, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

March 29, 2018

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY USING THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information

The accompanying form of proxy is solicited on behalf of the Board of Directors (the “Board”) of The Navigators Group, Inc. for use at the annual meeting (the “Annual Meeting”) of the Company’s stockholders or any adjournment thereof. When we use the terms “we,” “us,” “our” or “the Company,” we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires. The persons named on the proxy card have been designated as proxies by the Company’s Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him or her at the Annual Meeting may do so by completing another form of proxy and delivering the completed proxy to the Secretary of the Company at the address indicated above, prior to the Annual Meeting. It is the responsibility of the stockholder appointing some other person to represent him or her to inform such person of the appointment. The Company has first mailed or electronically delivered these proxy materials to holders (“Stockholders”) of shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), on or about March 29, 2018. The Company’s executive and administrative office is located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

The proxy materials are available over the Internet at the web site address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, please do not return your proxy card. Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing the documents by following the instructions provided if you vote over the Internet. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

The proxies that are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of our ten (10) nominees as directors (Proposal 1), for the approval of the compensation of our named executive officers (Proposal 2), in favor of the approval of The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan (Proposal 3) and in favor of the appointment of KPMG LLP as the independent auditors of the Company for fiscal year 2018 (Proposal 4). Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice of such revocation to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. A Stockholder who attends the Annual Meeting in person may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of March 12, 2018, the record date, consisted of 29,711,201 shares of Common Stock, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on March 12, 2018 are entitled to vote at the Annual Meeting. The closing price of the Common Stock on March 12, 2018 was $58.35. On January 20, 2017, the Company effected a two-for-one stock split via a stock dividend (the “Stock Split”). All share and per share information presented in this Proxy Statement have been adjusted to reflect the effect of the Stock Split.

A copy of the Company’s Annual Report for the year ended December 31, 2017 is being distributed simultaneously herewith and is electronically available to Stockholders on the Internet by logging on to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

The By-laws of the Company provide for the Company to have not less than three or more than twenty-one directors. The Board of Directors proposes the election of the ten nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders or until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of the Company. All directors named below are standing for re-election by Stockholders. In the event any nominee named below is unable or declines to serve, which the Board of Directors does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominee that the Board of Directors may designate.

Name	Age	Position with the Company	First Became a Director
Saul L. Basch	71	Director	2012
Terence N. Deeks	78	Director	1982
Stanley A. Galanski	59	Director, President & CEO	2001
Meryl D. Hartzband	63	Director	2016
Geoffrey E. Johnson	70	Director	2011
Robert V. Mendelsohn	71	Chairman	2010
David M. Platter	58	Director	2013
Patricia H. Roberts	62	Director	2014
Janice C. Tomlinson	67	Director	2011
Marc M. Tract	58	Director	1991

Saul L. Basch began his career at Coopers & Lybrand with a concentration on insurance industry clients, ultimately acting as the Industry Leader and Senior Partner of the company’s Metropolitan New York Insurance Practice. He joined HSB Group, Inc. in 1995, ultimately serving as Vice Chairman, Chief Financial Officer and Treasurer. Mr. Basch retired from active employment with HSB Group, Inc. in 2012. Mr. Basch is a Certified Public Accountant.

Terence N. Deeks is our founder. Mr. Deeks was our President until May 2002 and Chief Executive Officer until December 2002. Mr. Deeks served as an Executive Chairman of the Board from his retirement as Chief Executive Officer until May 26, 2010. As of such date, Mr. Deeks retired as an executive of the Company, and continued to serve as the non-executive Chairman of the Board until his retirement as Chairman on May 23, 2013. Mr. Deeks remains a director and Chairman Emeritus of the Company. Mr. Deeks has been engaged in the property and casualty insurance business since 1957.

Meryl D. Hartzband was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. She served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds from 1999-2015. She joined Stone Point from J.P. Morgan & Co., where she was a Managing Director. During her 16 year career at J.P. Morgan, she specialized in managing private equity investments in the financial services industry. Ms. Hartzband currently serves on the Board of Directors of Conning Holdings Limited, and previously served as a director of ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds.

Stanley A. Galanski has been our President since May 2002 and our Chief Executive Officer since January 2003. Prior thereto, he had been Executive Vice President and Chief Operating Officer of the Company since March 2001. Mr. Galanski was President of XL Insurance Company of New York from 2000 to March 2001,

President of XL Specialty Insurance Company from 1997 to March 2001, and President of New Hampshire Insurance Company from 1995 to 1997. From 1980 to 1995, Mr. Galanski held various underwriting and management positions with the Chubb Group of Insurance Companies. Mr. Galanski is a director of several of our wholly-owned subsidiaries, including chairman of Navigators Insurance Company.

Geoffrey E. Johnson retired from PricewaterhouseCoopers (“PwC”) in 2010, where he had worked since 1969 in both London and New York, having served major clients and held senior management positions in the U.K., Europe and globally. Most recently, from 2002 – 2010, he served as the Chief Executive Officer of PwC’s Bermuda-based professional indemnity captive insurance company. Prior thereto, from 1998 – 2002, he was the Global Chief Financial Officer/Operations Leader for PwC. He is Chairman of the Board of Professional Asset Indemnity Limited. Mr. Johnson has also served as a director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, since July 2011.

Robert V. Mendelsohn is the non-executive Chairman of the Board. Mr. Mendelsohn most recently served as Chief Executive of Royal & Sun Alliance Insurance Group, PLC from 1997 – 2002, prior to which he was Chief Executive Officer of Royal Insurance Group from 1993 – 1997. Before joining Royal, Mr. Mendelsohn worked for W.R. Berkley Corporation for 20 years, ultimately serving as President and Chief Operating Officer. Mr. Mendelsohn has also served in a number of industry organizations in capacities including Chairman of the American Insurance Association, Trustee of the Society of Chartered Property Casualty Underwriters and a Director of the International Insurance Society and the Geneva Association.

David M. Platter joined Coller Capital, Inc. as an investment partner in January 2013. From 2006 to 2012, Mr. Platter worked for Credit Suisse in the Investment Banking Department’s Financial Institutions Group in the Americas, joining as a Managing Director and Group Head and ultimately serving as Vice Chairman and Senior Advisor. Mr. Platter began his investment banking career at Morgan Stanley in 1985. In 1994, he joined Donaldson, Lufkin & Jenrette. In 2000, he became Global Head of Financial Institutions Investment Banking at Bear Stearns. In 2004, he was a founding member of Sagent Advisors, an investment banking advisory boutique.

Patricia H. Roberts built a 35-year career at General Reinsurance Corporation (“GenRe”), joining in 1977 as an excess casualty underwriter, and acting in various roles before retiring in 2012 from her dual position as President and Chairman of General Star Management Company and President and Chairman of Genesis Management and Insurance Services Corporation, two wholly-owned subsidiaries of GenRe. Ms. Roberts received her CPCU (Chartered Property Casualty Underwriter) designation in 1985.

Janice C. Tomlinson worked at the Chubb Group of Insurance Companies (“Chubb”) for over 36 years, serving in various executive management roles, most recently as Executive Vice President of International Field Operations, until her retirement in December 2009. She has been actively involved in the community through her service on numerous non-profit boards. Ms. Tomlinson also serves on the boards of multiple subsidiaries of Firstcan Management Inc.

Marc M. Tract has been a partner of the law firm of Katten Muchin Rosenman LLP and a predecessor firm since 1994, which firms have been counsel to the Company for the same period. Mr. Tract specializes in the areas of corporate and regulatory matters for the insurance industry.

Non-Director Executive Officers

The current non-director executive officers of the Company are as follows:

Name	Age	Position
Carl L. Bach, III	42	Managing Director, Navigators Underwriting Agency Ltd.
H. Clay Bassett, Jr.	52	Senior Vice President and Chief Underwriting Officer, and President, Assumed Reinsurance
Glen M. Bronstein	57	Global Chief Claims Officer
Michael J. Casella	57	President, International Insurance
Ciro M. DeFalco	62	Executive Vice President and Chief Financial Officer
R. Scott Eisdorfer	54	Senior Vice President and Chief Administrative Officer
Denise M. Lowsley	47	Senior Vice President and Global Human Resources Officer
Emily B. Miner	41	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Jeff L. Saunders	57	President, Navigators Specialty
Colin D. Sprott	48	Chief Underwriting Officer, International Insurance
Vincent C. Tizzio	51	President, U.S. Insurance

Carl L. Bach, III joined the Company in 2009 to oversee the Company’s international professional liability underwriting division (NavPro). In June 2015, he assumed the position of Managing Director of Navigators Underwriting Agency Ltd., the managing agency of the Company’s Lloyd’s Syndicate, and President of London Market Insurance. Prior to joining the Company, Mr. Bach was Managing Director of the London branch of AIG Cat Excess Liability from 2007 to 2008 and Financial Lines Manager for AIG Cat Excess Liability in Europe from 2001 to 2007. Prior thereto, Mr. Bach served in various management liability underwriting positions with Reliance National from 1997 to 2000.

H. Clay Bassett, Jr. has been our Senior Vice President and Chief Underwriting Officer since April 2008. Mr. Bassett is also the President of our Assumed Reinsurance segment (NavRe). Prior to joining the Company, Mr. Bassett served as the Chief Underwriting Officer of Folksamerica Re from 2005 to 2008. Mr. Bassett served in various management positions with Argonaut Group, Inc. from 2002 to 2005, Swiss Re from 1997 to 2002 and American International Group, Inc. from 1990 to 1997. Mr. Bassett began his career at National Reinsurance Corp. in 1987.

Glen M. Bronstein is an Executive Vice President at Navigators Management Company, Inc. and assumed the role of Global Chief Claims Officer in September, 2016. Mr. Bronstein joined the Company to lead its U.S. claims organization in May 2013. Prior to joining Navigators, Mr. Bronstein worked at American International Group for 19 years where he served in a variety of executive positions. Mr. Bronstein has an undergraduate degree from Skidmore College, with a B.A. in Government, and earned a J.D. from Syracuse University College of Law.

Michael J. Casella joined the Company in April 2016 as President of the Company’s International Insurance segment. Mr. Casella is President of Navigators International Insurance Company. Prior to joining the Company, Mr. Casella worked for the Travelers Companies, Inc. as the SVP of International Insurance and Chief Distribution Officer, from November 2015 to March 2016. Prior thereto, Mr. Casella worked for Chubb for 32 years, which included time as the Chief Executive Officer of Chubb Insurance Company of Europe as well as of Chubb’s Lloyd’s managing agent. Prior to that, he served in various positions in the Chubb & Son organization, including positions in the US as well as those that required him to manage offices in Europe and Asia.

Ciro M. DeFalco assumed the position of Executive Vice President and Chief Financial Officer in March 2017. Prior to that, he was serving as Senior Vice President and Chief Financial Officer of the Company since

December 2011, and has been with the Company since September 2011. Prior to joining the Company, Mr. DeFalco was Senior Vice President and Group Planning Officer of White Mountains Re Group, the reinsurance subsidiary of White Mountains Insurance Group, from 2007 to 2011 and Senior Vice President, Corporate Finance from 2002 to 2007. Prior thereto, Mr. DeFalco performed consulting services from 2000 to 2002 and worked in various financial positions for Marsh & McLennan Companies from 1988 to 2000.

R. Scott Eisdorfer has been our Senior Vice President and Chief Administrative Officer since October 2008, prior to which, from 2001, he was our Senior Vice President and Chief Information Officer and held the same titles with our insurance subsidiaries since 1999. From 1996 to 1999, Mr. Eisdorfer was a Vice President and Applications Manager of General Reinsurance Corporation, and prior thereto from 1985 held various information technology positions at National Reinsurance Corporation.

Denise M. Lowsley has been our Senior Vice President and Global Human Resources Officer since February 2013, prior to which she was a Senior Vice President of Navigators Management Company, Inc. Since joining the Company in 2009, Ms. Lowsley has been the head of the Company’s Global Human Resources department. Prior to joining the Company, Ms. Lowsley was International Vice President of Compensation and Benefits at New York Life Insurance Company from 2007 to 2009, Global Human Resource Manager at Liberty Mutual Insurance Group from 2004 to 2007 and served in various other human resource management positions at Liberty since 1997.

Emily B. Miner has been our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary since July 2013, having joined the Company in 2008. Prior to joining the Company, Ms. Miner worked at the law firm Dewey & LeBoeuf LLP, specializing in corporate and securities matters.

Jeff L. Saunders has been with the Company since 2004 and has been President of Navigators Specialty, a division of the Company that focuses on U.S. excess and surplus lines working with U.S. wholesale brokers, since 2012. Prior thereto, Mr. Saunders was President of our Excess Casualty division. Prior to joining Navigators, Mr. Saunders was Vice President of Umbrella and Excess at CNA Insurance from 2002 to 2004, and served in various underwriting and management positions with CNA from 1997 to 2002, Firemen’s Fund Insurance Group from 1987 to 1997 and SAFECO Insurance Company from 1986 to 1987.

Colin D. Sprott has been the Chief Underwriting Officer for the Company’s International Insurance segment since June 2015. Mr. Sprott joined the Company in April 2013 overseeing the Company’s global marine divisions and continues to oversee the Company’s marine business written in the International segment. Mr. Sprott was Managing Director of XL Ltd, responsible for the Global Marine & Offshore Energy operations there, as well as serving as the Deputy Underwriter of XL’s Syndicate 1209 at Lloyd’s. Previous to that, he held various management positions with American International Group and Sedgwick Insurance Brokers. He holds committee memberships supporting the London Market Association (LMA) and International Union of Marine Insurance (IUMI).

Vincent C. Tizzio joined the Company in July 2012 as President of the Company’s U.S. Insurance segment, in charge of the Company’s U.S. underwriting operations. Mr. Tizzio is President & CEO of Navigators Management Company, Inc., the Company’s U.S. underwriting agency, as well as Navigators Specialty Insurance Company, the Company’s U.S. excess and surplus line insurance carrier. Prior to joining the Company, Mr. Tizzio was Executive Vice President of Zurich North America from 2008 to 2012. Mr. Tizzio was President of AIG Small Business at American International Group from 2001 to 2008, having served in various underwriting and management positions with American International Group since 1995.

Ownership of Voting Securities By Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership, reported to the Company as of March 12, 2018, of shares of Common Stock (i) by each person who holds of record or is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of our current directors, (iii) by each of the named executive officers in the Summary Compensation Table under “Compensation Discussion and Analysis” below, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated, to our knowledge all shares are beneficially owned by the persons named as owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares
Terence N. Deeks (2)	3,185,961	10.7
400 Atlantic Street
Stamford, CT 06901
BlackRock, Inc. (3)	2,809,115	9.5
55 East 52nd Street
New York, NY 10055
Marc M. Tract (4)	2,695,729	9.1
Dimensional Fund Advisors LP (5)	2,493,051	8.4
Palisades West, Bldg. 1
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group (6)	2,284,056	7.7
100 Vanguard Blvd.
Malvern, PA 19355
Stanley A. Galanski (7)	345,432	1.2
Saul L. Basch	7,825	*
H. Clay Bassett, Jr (8)	42,887	*
Michael J. Casella (9)	2,772	*
Ciro M. DeFalco (10)	36,795	*
Meryl D. Hartzband	1,775	*
Geoffrey E. Johnson	9,749	*
Robert V. Mendelsohn	12,661	*
David M. Platter	9,449	*
Patricia H. Roberts	5,492	*
Vincent C. Tizzio (11)	20,496	*
Janice C. Tomlinson	10,065	*
All current directors and executive officers as a group (22 persons) (2)(4)(7)(8)(9)(10)(11)	6,529,238	22

*	Less than 1%.
(1)	All share and per share information presented have been adjusted to reflect the effect of the Stock Split.
(2)	Includes 758,180, 772,364 and 396,750 shares which may be deemed to be beneficially owned by Mr. Deeks as Settlor of the Terrence N. Deeks 2017 Qualified Three Year Annuity Trust, the Terence N. Deeks 2016 Qualified Three Year Annuity Trust and the Terence N. Deeks 2015 Qualified Three Year Annuity Trust, respectively, 51,000 shares owned by the Deeks Family Foundation, 11,308 shares owned through Mr. Deeks’ Roth IRA, 56,400 shares owned jointly with his wife and 1,151,267 shares of which Mr. Deeks is the sole owner. Excludes 2,664,828 shares which are held under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.
(3)	Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2018 by BlackRock, Inc., representing that BlackRock, Inc. has sole voting power over 2,755,403 shares and sole dispositive power over 2,809,115 shares.

(4)	Includes 2,664,828 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Tract disclaims beneficial ownership, and 30,901 shares held directly.
(5)	Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2018 by Dimensional Fund Advisors LP, representing that Dimensional Fund Advisors LP has sole voting power over 2,409,828 shares and sole dispositive power over 2,493,051 shares.
(6)	Based on Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group representing that The Vanguard Group has sole voting power over 23,733 shares, shared voting power over 4,754 shares, sole dispositive power over 2,257,539 shares and shared dispositive power over 26,517 shares. In total, The Vanguard Group represents that it beneficially owns 2,284,056 shares.
(7)	Excludes 128,844 unvested shares from Mr. Galanski’s stock grants.
(8)	Excludes 25,000 unvested shares from Mr. Bassett’s stock grants.
(9)	Excludes 47,500 unvested shares from Mr. Casella’s stock grants.
(10)	Excludes 32,045 unvested shares from Mr. DeFalco’s stock grants.
(11)	Excludes 25,000 unvested shares from Mr. Tizzio’s stock grants.
(12)	Includes Mr. Bach’s 15,541 shares and excludes 18,000 unvested stock grant shares; includes Mr. Bronstein’s 10,757 shares and excludes his 18,669 unvested stock grant shares; includes Mr. Eisdorfer’s 41,441 shares and excludes his 12,500 unvested stock grant shares; includes Ms. Lowsley’s 23,383 shares and excludes her 12,500 unvested stock share grants; includes Ms. Miner’s 13,964 shares and excludes her 13,500 unvested stock share grants; includes Mr. Saunders’ 23,717 shares and excludes 15,500 unvested stock shares grants; and includes Mr. Sprott’s 11,347 shares and excludes his 11,000 unvested stock share grants.
(13)	No current directors or executive officers have pledged shares of the Company’s stock.

Related Party Transactions

Our Corporate Code of Ethics and Conduct applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Chief Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in customers of or suppliers to the Company. In the case of transactions involving directors or officers, the Chief Compliance Officer reports the proposed transactions to the non-interested members of the Board of Directors for approval. Approval is based on whether the transaction is fair and equitable and on terms no less favorable than the Company could obtain in arm’s length transactions with unaffiliated third parties. In our experience, this process has been adequate for the review and approval of the few related party transactions that have arisen from time to time.

The Board of Directors has adopted a policy requiring a director to offer his or her resignation from the Board upon a change in employment. The Board of Directors has discretion to determine, based upon its evaluation of whether such change in employment would create a possible conflict of interest or affect a director’s independence, as well as any other factors that it may deem applicable, whether or not to accept such resignation.

In addition, the Board of Directors annually reviews related party transactions in connection with director independence and determines whether the director has any relationship with the Company that, in the Board’s opinion, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. During 2017, the following relationships with two of our directors were reviewed and were found not to present a conflict of interest or affect such director’s independence:

Marc M. Tract is a partner of Katten Muchin Rosenman LLP, which law firm serves as counsel to the Company and received fees from the Company for such services in approximately the amount of $67,124.91in 2017. In addition, one of the Company’s wholly-owned insurance company subsidiaries paid Katten Muchin Rosenman LLP approximately $23,974.70 in 2017 on behalf of a certain insured that selected the firm as its counsel, which amount was payable pursuant to the terms of insurance policy issued by such subsidiary. Mr. Tract is a member of the Finance Committee of the Board of Directors.

Geoffrey E. Johnson served as a non-executive director of Navigators Underwriting Agency Ltd (“NUAL”) and Navigators International Insurance Company Ltd. (“NIIC”) in 2017 and received £60,000, or $81,000 based on a conversion rate as of December 31, 2017 of £1 = $1.35, for his service on the boards of such entities. Mr. Johnson is Chairman of the Audit Committee and a member of the Finance Committee of the Board of Directors.

Board of Directors and Committees

Board Leadership Structure

As of March 12, 2018, the Board of Directors of the Company had ten members, including nine independent members. The roles of Chairman and President and Chief Executive Officer are undertaken by separate individuals. Mr. Mendelsohn, who has been a member of the Board since 2010, has served as the non-executive Chairman of the Board of Directors since May 2013, and Mr. Galanski is the Company’s current President and Chief Executive Officer.

In light of the active involvement by all independent directors, the Board has not named a lead independent director. In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least four times each year, in which those directors meet without management participation. Mr. Mendelsohn chairs the executive sessions. Under the Company’s Corporate Governance Guidelines, the directors have complete access to Company management as needed and each director is free to suggest topics of discussion for Board or committee meetings.

Board Risk Oversight

The Board of Directors is responsible for establishing the Company’s risk tolerances and appetite and for overseeing the Company’s risk policies including, but not limited to, oversight of its exposures relative to the established risk tolerances and appetite. Risk management is a collaborative effort of management, the Company’s Board of Directors and key functions within the Company. The Company has established a group-wide Enterprise Risk Management (ERM) Steering Committee consisting of our Chief Risk Officer (Chair), Chief Executive Officer, Chief Financial Officer, Chief Underwriting Officer, Chief Administrative Officer, General Counsel and Chief Compliance Officer, Chief Actuary, International Chief Risk Officer, the President of our U.S. Insurance segment, the President of our Global Reinsurance segment, and the President of our International Insurance segment. The ERM Steering Committee plays a key role in risk oversight by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management program. The ERM Steering Committee is also charged with establishing the methodology and tools used to identify and evaluate risks and, where risks are outside of the Company’s established risk tolerances or appetite, ensuring that there is an appropriate response. The ERM Steering Committee has four sub-committees which are charged with the review and oversight of Finance and Credit Risk, Operational Risk, Underwriting and Claims Risk, and Compliance and Governance Risk. The Chief Risk Officer reports directly to the Corporate Governance and Nominating Committee on a regular basis and the full Board on at least an annual basis, and more frequently as needed.

In addition, the Board has an active role in risk oversight, both as a whole and also at the committee level. The Board and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. While the Corporate Governance and Nominating Committee has been charged with broad and regular oversight of the risk management process, in addition to their considerations of issues associated with the independence of our Board, corporate governance and potential conflicts of interest, each of the other committees also play a role in risk management. For instance, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Finance Committee considers business risks relating to the Company’s strategic capital-related decisions as well as investment strategies. Our Underwriting Advisory Committee regularly assesses risks relating to the Company’s insurance and reinsurance operations. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

The Company’s Internal Audit department provides another level of risk oversight by independently assessing the effectiveness of various of the Company’s processes and practices as well as by auditing the Company’s key controls and providing timely feedback on their effectiveness. The Head of Internal Audit reports directly to the Audit Committee. In addition, our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements and audit work.

The Company believes that the foregoing corporate risk oversight framework is structured in a way that enables the Company to take a proactive approach to risk management. Through the efforts of management, the Company’s internal risk oversight functions and the Board of Directors, the Company believes it is able to limit unnecessary risks while accepting certain other risks which may be beneficial to the Company and its stockholders.

Board Skills and Director Nominations

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Company’s Corporate Governance and Nominating Committee and the Board of Directors focus primarily on the information included in each of the directors’ individual biographies set forth above. The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In reviewing director candidates, however, consideration is given to the diversity of professional background, skill sets and other personal qualities of existing directors and the potential candidates to evaluate whether the director candidate would add diverse experience, skills or other qualities that would further strengthen the Board of Directors. Particular skills considered include those in the areas of insurance, reinsurance, finance, accounting, investment and general executive management.

The particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each person could serve as a director of the Company are summarized below.

•	Mr. Basch’s experience as the chief financial officer of a large specialty insurance company and as a certified public accountant can be leveraged by the Company for valuable advice regarding the Company’s finances, investments and other matters facing management or specialty insurers generally.

•	Mr. Deeks, as the Company’s founder and former President and Chief Executive Officer, provides extensive knowledge of the Company’s industry as well as an historical perspective of the Company. Mr. Deeks has experience both in the U.K. and the U.S. insurance markets, providing broad insight on the Company’s varied operations.

•	Mr. Galanski provides the Board of Directors with broad perspective on the Company’s strategies, challenges and opportunities through his role as the President and Chief Executive Officer of the Company and his day to day oversight of the Company’s operations.

•	Ms. Hartzband provides specialty knowledge around strategies for investment portfolios in the insurance industry as well as a background of deep experience and knowledge, having worked with a broad array of insurance companies as director or advisor.

•	Mr. Johnson brings in-depth knowledge of the public accounting and insurance fields, allowing for insightful advice and counsel on financial strategies, internal audit practices and the impact of major regulatory changes, together with a thorough understanding of the Company’s balance sheet.

•	Mr. Mendelsohn brings in-depth knowledge and experience from his many years of service as the head of well-known companies within the insurance industry. His knowledge regarding the industry and the underwriting process, as well the opportunities and challenges in the overall management of an insurance company, is a valuable resource for management.

•	Mr. Platter’s experience providing strategic advisory services to numerous insurance, depository and other types of financial institutions over a 27 year career as an investment banker and his current position as an investment partner at a private equity firm that manages assets for institutional investors and pensioners on a global basis provides the Company with valuable insight to the financial markets and the strategic environment in which it operates.

•	Ms. Roberts’ 35 years in underwriting and senior management roles provide her with expertise and a deep knowledge of the insurance industry that are valuable in helping to guide the Company’s strategic underwriting goals and corporate direction.

•	Ms. Tomlinson brings many years of experience in executive management of international insurance operations and close familiarity with the human resources aspect of the business, especially useful to a growing company.

•	Mr. Tract has worked for 30 years as a corporate attorney concentrating on representation of the insurance industry and as a result he brings deep knowledge of the insurance regulatory and governance landscape to the Board of Directors.

In accordance with its charter, the Corporate Governance and Nominating Committee shall, from time to time, establish criteria or qualifications for Board membership based on the nature, size and complexity of the Company and the stage of its development. These criteria may include, among other things, an individual’s experience as a senior executive at a publicly traded corporation, insurance industry experience, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational or not-for-profit organization, or such other professional experience as the Committee shall determine. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that nominees must meet to be recommended by the Committee.

The Corporate Governance and Nominating Committee reviews its policy with respect to the identification and evaluation of candidates for director from time to time and may modify the policy in light of changes to applicable legal or listing standards, as well as changes in the Company’s development and needs.

The Corporate Governance and Nominating Committee’s policy is to consider recommendations for potential Board of Directors nominees received from stockholders and to evaluate such nominees in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The name of any recommended candidate for director, together with a brief biographical resume, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of any of the Company’s stock, should be sent to the Secretary of the Company for referral to the Chairman of the Corporate Governance and Nominating Committee.

Board Meetings and Committees

The Board of Directors recorded five meetings in 2017 and met in executive session without management present at four of those meetings. During 2017, all incumbent directors attended or participated in at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of which the directors are members. Directors are encouraged to attend the Company’s Annual Meeting. All of the directors serving on the Board of Directors at the time of the 2017 Annual Meeting attended that meeting. The Board of Directors has determined that all of the directors of the Company who are listed in the table below, other than Mr. Galanski, are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The members of the Audit and Compensation Committees are also independent under the applicable SEC and NASDAQ listing standards. The independent members of the Board of Directors meet at least four times per year in executive session without management present.

The following table shows each of the five standing committees established by the Board of Directors and the members and chairperson of each Committee:

MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES

Committee Name
Director Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Underwriting Advisory
Saul L. Basch	X			Chair
Terence N. Deeks					X
Stanley A. Galanski					X
Meryl D. Hartzband	X	X		X
Geoffrey E. Johnson	Chair			X
Robert V. Mendelsohn		X	Chair		X
David M. Platter	X		X	X
Patricia H. Roberts		X	X		Chair
Janice C. Tomlinson		Chair			X
Marc M. Tract				X
Total 2016 Meetings	6	6	5	5	4

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s publicly reported financial statements and monitoring the adequacy and effectiveness of the Company’s system of internal controls over financial reporting. The Audit Committee’s role includes discussing with management the Company’s processes for managing financial risk and for compliance with certain applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditors engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Messrs. Basch, Johnson and Platter and Ms. Hartzband have each been designated as a financial expert to serve on the Audit Committee. The Audit Committee operates under a charter which is reviewed annually and updated as necessary. The charter is available on the Company’s website at www.navg.com under the Corporate Governance link.

The Compensation Committee is responsible for: (i) setting the compensation of the Chief Executive Officer and, in consultation with the Corporate Governance and Nominating Committee and Chairman of the Board, and reviewing and approving the compensation of other executive officers of the Company; (ii) reviewing executive bonus plan allocations; (iii) overseeing and advising the Board of Directors on the adoption of policies that govern the Company’s compensation programs; (iv) overseeing the Company’s administration of its equity-based compensation and other benefit plans; (v) approving grants of stock options and stock awards to officers and employees of the Company under its stock incentive plan; and (vi) reviewing benefits provided by the Company to employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation and the recommendations of the President and Chief Executive Officer with respect to the compensation of other executive officers. When requested by the Compensation Committee, management advises the Compensation Committee on the design and implementation of compensation plans and programs. The Compensation Committee regularly reports and consults with the independent members of the Board of Directors on executive compensation matters. The Compensation Committee is also responsible for managing risks associated with executive retention and compensation or stock incentive initiatives. The Compensation Committee’s role includes reviewing and approving the Compensation Discussion and Analysis and producing the Compensation Committee Report required by SEC rules and regulations. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Compensation Committee Charter is reviewed annually and updated as necessary. All members of the Compensation Committee are independent as defined in the NASDAQ listing standards.

The Compensation Committee may engage compensation consultants or other advisors at its discretion and may form and delegate to subcommittees when appropriate. In 2017, the Compensation Committee engaged Pay Governance LLC to provide consulting services to review the design of the Company’s incentive compensation structure, and also engaged Exequity LLP to review the Company’s compensation for the President and Chief Executive Officer. The Compensation Committee paid Pay Governance $106,191for their services and Exequity $17,752 for their services.

The Corporate Governance and Nominating Committee is responsible for ensuring that the Board of Directors and its committees are appropriately constituted to meet their legal obligations to our stockholders and the Company. To this end, the Committee is responsible for (i) identifying and recommending to the Board individuals qualified to become Board and Committee members; (ii) maintaining that a majority of the Board members are independent and that members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent as required; (iii) recommending to the Board the insider trading policy for the Company; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (v) reviewing and providing oversight of the Company’s enterprise risk management program; and (vi) generally to address corporate governance issues for the Board. The specific responsibilities and functions of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Corporate Governance and Nominating Committee Charter is reviewed annually and updated as necessary.

The Finance Committee monitors the performance of the Company’s investment portfolio and evaluates individual investment portfolio managers on a regular basis. It is responsible for the oversight of our investment strategy, guidelines, transactions and performance and for assessing the capital and financial resources of the Company. The Finance Committee also oversees the management of the Company’s investment risks. The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Finance Committee Charter is reviewed annually and updated as necessary.

The Underwriting Advisory Committee is responsible for the oversight of our insurance underwriting strategy, guidelines and practices. The Underwriting Advisory Committee oversees the Company’s risks associated with its underwriting practices. The specific responsibilities and functions of the Underwriting Advisory Committee are set forth in the Underwriting Advisory Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Underwriting Advisory Committee Charter is reviewed annually and updated as necessary.

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and our Chief Financial Officer in fiscal year 2017 as well as each of our three most highly compensated executive officers employed at the end of fiscal year 2017 all of whom we refer to collectively as our Named Executive Officers or NEOs. Our Named Executive Officers for fiscal year 2017 are:

•	Stanley A. Galanski, President and Chief Executive Officer

•	Ciro M. DeFalco, Executive Vice President and Chief Financial Officer

•	H. Clay Bassett, Jr., Senior Vice President and Chief Underwriting Officer and President of Navigators Re, the Company’s assumed reinsurance segment

•	Michael J. Casella, President of International Insurance

•	Vincent C. Tizzio, President of U.S. Insurance

Executive Summary

The Company’s compensation program is shaped by our pay-for-performance philosophy that is intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with this philosophy, the total compensation received by the Named Executive Officers varies based on individual and corporate performance, as well as the performance of a particular underwriting division, if any, for which such Named Executive Officer has responsibility, measured against relevant annual and long-term performance goals. The Named Executive Officers’ total compensation is comprised of a mix of base salary, annual incentive and long-term incentive awards.

The annual incentive compensation awards and long term performance-based equity incentive grants comprise a significant part of our Named Executive Officers’ total compensation and for 2017 were awarded based largely on the Company’s achievement of tangible book value, net income and combined ratio as compared to pre-established targets, as described below. The Company’s corporate performance was a key factor in the compensation decisions affecting the Named Executive Officers for 2017. It also significantly affected the payout of long-term incentive awards previously granted to the Named Executive Officers. Examples are as follows:

•	The annual incentive compensation payable to our President and Chief Executive Officer and the Chief Financial Officer for 2017 was determined in part based on growth in tangible book value, growth in net income (adjusted to account for a one-time non-cash tax charge that impacted the Company’s 2017 financial statements as a result of the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017 (the “Tax Act”)) and the combined ratio for the year. Additionally, the ultimate value of the long-term equity grant made to the President and CEO in 2017 will be determined by performance, with the award vesting in 2020 in a range from 50% to 150% of the original target number of shares based on cumulative growth in tangible book value over the 2017 to 2019 performance period.

•	Performance-based restricted stock unit awards have historically made up a significant portion of our President and Chief Executive Officer’s overall compensation. Such awards previously granted to him have vested below their target amount, in many cases significantly below, on account of the Company’s failure to achieve the targeted financial results for the relevant performance period. For instance, performance-based shares vesting in March 2013, February 2015 and February 2016 vested at 59%, 90% and 71%, respectively, of their target amount, and performance-based shares vesting in August 2012, 2013 and 2014 and others vesting in March 2013, 2014 and 2015 were forfeited in their entirety.

•	Tangible book value, adjusted pre-tax income and the combined ratio were key metrics for measuring the Company’s corporate performance for purposes of awards under the Company’s Annual Incentive Plan for 2017. For 2017, performance with respect to these metrics was significantly below targets previously set by the Compensation Committee. As such, the annual incentive payment made to employees under the Company’s Annual Incentive Plan was in almost all cases significantly below their respective target percentages.

•	Named Executive Officers as well as other key members of management are eligible for an annual performance-based long-term incentive equity award under the Company’s Admirals Program. For 2017, each Admirals Program grant consisted of performance stock units vesting in three years from the date of grant in a range from 50% to 150% of the original target number of shares based on cumulative growth in tangible book value over the three year vesting period.

•	Long-term equity incentives make up a significant portion of each of the Named Executive Officer’s compensation and the value of certain of their equity awards is directly linked to the Company’s financial performance over multi-year measurement periods. For example, performance-based shares that vested in 2015 and 2016 vested below their target values because the Company failed to achieve the targeted financial results for the relevant performance period, but those that vested in 2017 vested slightly above their target values because of strong performance by the Company during the measurement period.

The Company’s compensation program builds upon the Company’s pay-for-performance philosophy, as exemplified by:

•	The amount of annual incentive award payable to all employees being based in part on achievement of corporate performance goals, with more senior management awards more heavily based on such achievement, which enforces their responsibility and accountability to Stockholders.

•	The ultimate value of the annual long-term performance-based equity awards, including the award for the President and Chief Executive Officer, being tied to the performance of the Company over a three year period, encouraging management to make decisions that align the Company’s long-term goals with Stockholder interests.

•	The Compensation Committee’s engagement of its own independent consultants in 2017, which assisted the Committee with an analysis of the compensation program for the President and Chief Executive Officer and Executive Vice President and Chief Financial Officer as well as a benchmarking of the annual incentive plan design in relation to the Company’s pay-for-performance and retention goals.

Compensation Objectives and Philosophy

The objectives of the Company’s compensation program are to (1) provide fair, adequate and competitive compensation to all employees, (2) attract qualified new individuals to enter into employment with the Company, (3) facilitate the retention of qualified employees and continuity of management, (4) provide incentives and rewards for such employees to enhance the profitability and growth of the Company and (5) align the interests of employees and stockholders. The Company uses the various elements of its compensation program together to achieve these objectives.

The Company’s approach to employee compensation is grounded in a pay-for-performance philosophy that seeks to emphasize underwriting profitability over growth in premium revenues, while maintaining conservative investment and accounting practices. The Company’s compensation program is designed to balance rewards to employees based upon the annual performance of the Company and their individual roles in achieving that level of corporate performance and long-term incentive awards with value tied to corporate performance. The Company’s Board of Directors and its senior management believe that compensation decisions for each Named

Executive Officer should reflect the continued growth and financial performance of the Company, the underwriting performance of the business division, if any, for which such Named Executive Officer has responsibility, and the individual contribution of the Named Executive Officer to the overall financial success of the Company.

Setting Executive Compensation

The Company does not generally target any specific allocation among the various elements of total compensation for Named Executive Officers or other employees. Rather, compensation decisions for Named Executive Officers other than the President and Chief Executive Officer are based upon a reasoned evaluation by the President and Chief Executive Officer of the Named Executive Officer’s areas of responsibility as well as individual objectives set for each Named Executive Officer. In this way, the individual performance and future potential of each of the Named Executive Officers is taken into account. These decisions are subject to the review and approval of the Compensation Committee. Compensation decisions for the President and Chief Executive Officer are made by the Compensation Committee based upon the factors described under “Compensation Discussion and Analysis – Chief Executive Officer and Chief Financial Officer Compensation” below.

Among the factors considered by the Company in determining appropriate base salary, incentive and total compensation levels for the Named Executive Officers for 2017 was compensation information for corresponding executive officers in peer companies. The companies selected by the Company and the Compensation Committee as peer companies are considered comparable to the Company either because of revenue size or market capitalization, or because they are in lines of business similar to the Company’s lines of business, or because the Company competes with them for talent or business. The peer companies considered in 2017 were Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Employers Holdings, Inc., Erie Indemnity Company, Inc., Markel Corp., ProAssurance Corporation, RenaissanceRe Holdings Ltd., RLI Corp., Selective Insurance Group Inc., State Auto Financial Corp., The Hanover Insurance Group, Inc., Validus Holdings, Ltd. and W. R. Berkley Corp.

Executive Compensation Components

The components of the Company’s executive compensation program for the year ended December 31, 2017 are set forth in the table below. Each of the components and why the Company pays each element of compensation, how the Company arrived at the amount of each element for the Named Executive Officers, and how each element fits into the Company’s overall compensation objectives are more fully described in the sections following the table.

Compensation Component	Objectives	Key Features

Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job and impact of the individual on the organization.	Adjustments are considered, but are not guaranteed, periodically, based on individual performance, level of pay relative to the market and internal pay equity.

Compensation Component	Objectives	Key Features

Annual Incentive Awards	To reward individual, corporate and, where applicable, business unit performance on an annual basis. Retains Named Executive Officers by providing market-competitive compensation.	Awards are based on financial targets and appropriate qualitative measures. The financial targets pertain to tangible book value, pre-tax adjusted income and the combined ratio as compared to plan, as well as, for those with responsibility for a business unit, the relevant gross written premium, loss ratio and operating expense ratio as compared to plan.

Long Term Incentive Awards	To align the interests of executives with the performance of the Company on a long-term basis. Aligns Named Executive Officer interests with those of our stockholders by promoting strong results over time.	The Admirals Program provides for stock awards to certain key underwriters and other employees that will vest in three years. For the more senior levels, such award will vest in a range from 50% to 150% of the original number of shares awarded based on the Company’s cumulative growth in tangible book value over the relevant performance period.

Retirement Plans	To assist in saving for retirement in order to provide a level of anticipated retirement income.	Includes the 401(k) Plan for U.S. employees as well as a non-qualified deferred compensation plan for eligible executives who are U.S. employees and the U.K. pension scheme for U.K. employees, each of which provide for contributions by the Company on behalf of each eligible employee based upon the employee’s compensation as set forth in the applicable plan. Employees outside of the U.S. and the U.K. are eligible for similar benefits in their country of work.

Chief Executive Officer and Chief Financial Officer Compensation. For 2017, the compensation of our President and Chief Executive Officer, Mr. Galanski, and Chief Financial Officer, Mr. DeFalco, included base salary, an annual incentive award, payable in cash, and a performance-based long-term incentive grant of performance units (the “Long Term Incentive Grant”). Each element of their compensation is discussed separately below. In respect of their 2017 compensation package, a number of factors were considered, including (i) the Company’s performance and return on equity to stockholders, (ii) their significant contributions to the visibility of the Company, (iii) their business and leadership skills and experience, (iv) the need to provide them with a significant incentive as well as to motivate and retain their services, (v) the need to be consistent with the objectives of the Company’s compensation program described above and its pay-for-performance philosophy. Under the leadership of Messrs. Galanski and DeFalco, the Company also announced in 2017 that it had entered into an agreement for the purchase of an insurance company and affiliated agency based in Antwerp, Belgium, which the Company intends to use as its hub for continental Europe, and is its first acquisition in almost twenty years.

In addition to these factors, Mr. Galanski’s compensation package demonstrates his importance to the continued growth of the Company. Since Mr. Galanski joined the Company in 2001, the Company’s book value per share has increased from $8.525 to $41.55, and its share price has increased from $6.655 to $48.70. (All such figures are as of December 31, 2000 and December 31, 2017, respectively, and have been adjusted to reflect the effect of the Stock Split.)

In respect of the base salaries for Messrs. Galanski and DeFalco in 2017, the Compensation Committee reviewed their respective base salaries relative to the salaries of chief executive officers and chief financial officers of peer companies, taking into consideration the performance of the Company over their respective tenures as chief executive officer and chief financial officer, both in an absolute sense as well as relative to its peers. As a result of this review, the Committee elected not to increase their respective base salaries in 2017.

The compensation packages for Messrs. Galanski and DeFalco provide for an annual incentive award to be paid pursuant to the Company’s Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) in an amount based upon the Company’s results as described below as well as on qualitative measures set by the Compensation Committee at the beginning of the year. It is intended to promote the Company’s pay-for-performance compensation philosophy by providing a direct linkage between Company performance, personal performance and executive compensation. The annual incentive payments are administered by the Compensation Committee, which selects the performance targets and qualitative measures each year. For more information, see “Compensation Discussion & Analysis – Second Amended and Restated 2005 Stock Incentive Plan – Annual Incentive Awards.”

Each of Messrs. Galanski and DeFalco annual incentive target is equal to 100% of his respective base salary, with a range from 0 to 150% of such base salary based on relative achievement against the selected performance measures. Their annual incentive is payable in cash. For 2017, 75% of the incentive award was determined by the degree to which the Company achieved corporate performance targets (the “Financial Incentive Targets”) based on its budget plan with respect to year over year growth in tangible book value, the achievement of net income as compared to plan and combined ratio. The Financial Incentive Targets are established annually during the budget plan process, and the plan is approved by the Board of Directors. The plan considers new business opportunities, current market conditions and other relevant factors unique to the Company. For 2017, the Financial Incentive Targets and the corresponding achievement level for that Financial Incentive Target were as follows:

Growth in Tangible Book Value (25% Weight)	% of Achievement
10.18% or more	150%
9.18%	125%
8.18%	100%
6.68%	75%
5.18%	25%
Less than 5.18%	0

Achievement of Net Income (25% Weight)	% of Achievement
150% or more	150%
125%	125%
100% (Plan)	100%
75%	75%
50%	50%
Less than 50%	0

Combined Ratio (25% Weight)	% of Achievement
90% or less	150%
92.4%	125%
94.8% (Plan)	100%
97.4%	75%
100%	50%
More than 100%	0

The remaining 25% of the annual incentive award payable to Messrs. Galanski and DeFalco was based on the extent to which each executive met certain qualitative measures (the “Qualitative Incentive Targets”). In the case of Mr. Galanski, the Qualitative Incentive Targets were set by the Compensation Committee, in consultation with the Corporate Governance and Nominating Committee, at the beginning of the year and these committees also assessed the extent of his achievement of these targets. For 2017, the Qualitative Incentive Targets for Mr. Galanski consisted of strategic initiatives around the Company’s information technology structure, customer service, the International Insurance segment, talent management and other ongoing projects. The Qualitative Incentive Targets for Mr. DeFalco were set by Mr. Galanski at the beginning of the year and Mr. DeFalco’s degree of achievement of these targets is assessed by Mr. Galanski. For 2017, the Qualitative Incentive Targets for Mr. DeFalco consisted of objectives regarding the continued improvement of operational effectiveness and other strategic initiatives.

An aggregate achievement of 100% of the Financial Incentive Targets and Qualitative Incentive Targets (together, the “Executive Incentive Targets”) would entitle Messrs. Galanski and DeFalco to receive the full incentive award of 100% of their respective base salaries. Achievement of 25% of their respective Executive Incentive Targets would entitle them to receive 25% of their respective base salaries as their respective incentive award, and achievement of 150% of the Executive Incentive Targets would entitle them to receive the maximum of 150% of their respective base salaries as their respective incentive award. Achievement of between 25% and 150% of their respective Executive Incentive Targets would entitle them to receive a corresponding incentive award of between 25% and 150% of their respective base salaries, and achievement below 25% of the Executive Incentive Targets would mean that no incentive award would be granted to them.

With respect to the Financial Incentive Targets, the Compensation Committee measured the growth in tangible book value excluding the effect of the payment of quarterly dividends. The Compensation Committee also approved an adjustment to account for the one-time non-cash tax charge that impacted the Company’s financial statements as a result of the enactment of the Tax Act. On this basis, for 2017, the Company’s year over year growth in adjusted tangible book value was 5.4%, thereby earning 31.5% of this metric, the achievement of net income as compared to Plan was 64.3%, thereby earning 64.3% of this metric, and the combined ratio was 103.2%, thereby earning 19.7% of this metric. With respect to the Qualitative Incentive Targets, after discussion and consideration, the Compensation Committee decided to measure Mr. Galanski’s achievement at 72% and Mr. Galanski assessed Mr. DeFalco’s achievement at 100%. These metrics resulted in Mr. Galanski achieving 46.9% of the Executive Incentive Targets; therefore, Mr. Galanski was granted a incentive payment of 46.9% of his base salary, or $468,877. These metrics resulted in an incentive for Mr. DeFalco equal to 53.9% of the Executive Incentive Targets; therefore, Mr. DeFalco was granted an incentive payment of 53.9% of his base salary, or $282,916.

The Long Term Incentive Grant is an annual grant made under the 2005 Stock Incentive Plan, which for 2017 was equal to 200% of Mr. Galanski’s base salary and 100% of Mr. DeFalco’s base salary, each as of the date of the grant. Each Long Term Incentive Grant will cliff vest upon the third anniversary of the grant, in a range from 50% to 150% of the original number of shares granted based on the Company’s cumulative growth in tangible book value during the three year performance period. For the grant issued in 2017, if the cumulative growth in tangible book value for the performance period is 30%, the award will vest at 100% of its target. However, if the cumulative growth in tangible book value is 42% or more the award will vest at 150% of its target and if the cumulative growth in tangible book value is less than 18% the award will vest at 50% of its target. Achievement of between 18% and 42% of cumulative growth in tangible book value for the performance period would cause the Long Term Incentive Grant to vest at the corresponding value between 50% and 150% of the target.

The Compensation Committee believes that performance targets set for Messrs. Galanski and DeFalco in annual incentive awards as well as for the performance based portion of their Long Term Incentive Grants have been set at levels that can be achieved only with significant effort on their part and that payment of the maximum award amounts in either case would reflect results substantially in excess of expectations. The Compensation Committee has no discretion to increase individual awards above the amount determined by the applicable incentive award criteria, but it does have discretion to make adjustments in recognition of unusual or nonrecurring events affecting the financial statements or in response to changes in applicable laws, regulations or accounting principles. The Compensation Committee selects the applicable incentive award criteria, and the respective weights assigned to them, each year in the first quarter. The compensation packages for Messrs. Galanski and DeFalco support the Company’s retention objectives by enabling the Company to provide them with fair, adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company.

Base Salaries. The Company pays base salaries to each Named Executive Officer to compensate the officer for their ongoing performance throughout the year, to promote retention and in accordance with accepted industry market practice. Base salaries are determined after evaluating a number of factors, including local market conditions, individual job performance, amounts paid to executives with comparable experience at peer insurance companies, qualifications and responsibilities of executives at other insurance companies and underwriting management companies, and the overall financial results of the Company. For Named Executive Officers, base salary increases are not generally awarded annually, but are awarded only when the Compensation Committee deems such increases appropriate after evaluating the various factors described above. Neither Mr. Bassett’s nor Mr. Casella’s base salary was increased in 2017. Mr. Tizzio’s salary was increased in 2017 from $575,000 to $600,000. The Company recognizes the need to pay competitive base salaries to support its recruitment and retention compensation objectives and its ability to provide fair, adequate and competitive compensation to the Named Executive Officers.

Annual Incentive Plan. The Company’s Annual Incentive Plan, in which all employees of the Company other than the President and Chief Executive Officer and Executive Vice President and Chief Financial Officer participated in 2017, provides for the payment of annual incentive awards. Awards to the Named Executive Officers under the Annual Incentive Plan were paid pursuant to the 2005 Stock Incentive Plan.

Awards under the Annual Incentive Plan are based on corporate performance, divisional underwriting performance and individual performance within the overall guidelines of the Annual Incentive Plan. At more senior employee levels, awards are weighted somewhat more heavily toward corporate performance and, where applicable, divisional underwriting performance, whereas at lower levels awards are weighted somewhat more heavily toward individual performance. The Compensation Committee determines the relative weights of the corporate, divisional and individual performance components of Annual Incentive Plan incentive awards, as well as the various elements of corporate performance and divisional performance, each year.

The Annual Incentive Plan supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees. The Annual Incentive Plan also supports the Company’s retention objectives, as well as its ability to provide participating Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. Each of the Named Executive Officers has oversight responsibility for one of the Company’s various business segments, and the divisional component of the Annual Incentive Plan enables the Company to directly tailor the amount of his incentive compensation to the performance of the divisions within the segment he oversees.

The Committee believes that performance targets for annual incentive awards under the Annual Incentive Plan have been set at levels that can be achieved only with significant effort on the part of the Named Executive Officers who participate in the Annual Incentive Plan, and that payment of the maximum award amounts under the Annual Incentive Plan would reflect results substantially in excess of expectations. The Compensation Committee has discretion to amend individual awards, subject to the maximum award amounts permitted under the Annual Incentive Plan, to ensure that such awards reflect the contributions of participating executives and in recognition of unusual or nonrecurring events affecting the financial statements or in response to changes in applicable laws, regulations or accounting principles.

The Annual Incentive Plan categorizes employees into several groups, which are subject to various performance indicators and objectives based upon responsibilities, skills, experience and other relevant factors appropriate for each group. The performance of each employee is reviewed no less than once each year. Employees in each group are eligible to earn an incentive compensation award based upon a target percentage of their base salary, which for 2017 ranged from 5% to 80% among the different groups. Each of the Named Executive Officers has an incentive target of 80% of their base salary. Under the Annual Incentive Plan, eligible employees may receive an annual award of up to 150% of the target percentage of their base salary. For achievement of 100% of the corporate, individual and, where applicable, divisional performance targets, Annual Incentive Plan participants are entitled to receive 100% of their target percentages under the Annual Incentive Plan. For achievement of less than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants receive correspondingly less than 100% of their target percentages. For achievement of more than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants are entitled to receive correspondingly more than 100% of their target percentages under the Annual Incentive Plan, up to a maximum of 150% of their target percentages. Regardless of the ultimate achievement, payout of Annual Incentive Plan awards is subject to the total funding made available for the annual incentive pool, as described below.

In 2017, the targets for the corporate performance component of the annual incentive award were based on the extent to which the Company achieved its 2017 budget plan with respect to growth in tangible book value, adjusted pre-tax net income and the combined ratio, with these three elements being weighted at 35%, 35% and 30%, respectively, of corporate performance. The targets for the divisional performance component of the annual incentive award were based on the extent to which the applicable business division achieved its 2017 divisional budget plan with respect to gross written premium, operating expense ratio, calendar year loss ratio and accident year loss ratio. To enforce the Company’s responsible underwriting culture, missed targets for operating expense ratio and both loss ratios count more heavily than missed targets for gross written premium. Each of these elements is then weighted at 25% of the divisional performance component.

For 2017, with respect to the corporate performance component of the annual incentive awards, the performance targets and the corresponding achievement level for the performance targets were as follows:

Growth in Tangible Book Value (35% Weight)	% of Achievement
10.18% or more	150%
9.18%	125%
8.18%	100%
6.68%	75%
5.18%	25%
Less than 5.18%	0

Achievement of Pre-Tax Net Income (35% Weight)	% of Achievement
150% or more	150%
125%	125%
100% (Plan)	100%
75%	75%
50%	50%
Less than 50%	0

Combined Ratio (30% Weight)	% of Achievement
90% or less	150%
92.4%	125%
94.8% (Plan)	100%
97.4%	75%
100%	50%
More than 100%	0

Any amount below the minimum performance targets would have resulted in a zero for such target. For 2017, the Company’s growth in tangible book value was 3.2%, the adjusted pre-tax net income was 43.3% of Plan and the combined ratio was 103.2%. Together, these converted to a 7.4% achievement relevant to the corporate performance component of the Annual Incentive Plan.

Where divisional performance targets are applicable, for employees at relatively senior levels, divisional performance is weighted 50% of the Annual Incentive Plan incentive award calculation, and corporate and individual performance are each weighted 25%. Where divisional performance targets are not applicable, corporate and individual performance are each weighted at 50% for employees at such senior levels. In addition, the Compensation Committee determined that the amount of funding available for the annual incentive pool would be targeted initially to be between 7.5% and 15% of adjusted net income. However, adjusted net income in 2017 was significantly affected due to losses generated in business lines that have since been discontinued and, to a lesser extent, historically high levels of catastrophe losses during the year. In order to ensure fair compensation for employees who were generally not associated with these losses, at the discretion of the Compensation Committee, the funding made available for the annual incentive pool was increased to 21.5% of adjusted net income, which was calculated excluding incentive award compensation and net realized gains in the investment portfolio. This amount still provided for incentive awards significantly below target in almost all cases, but enabled management to pay for performance where it was warranted.

The relative weight of the corporate, divisional and individual performance components used to determine the annual incentive awards for the Named Executive Officers varied as indicated above. For Mr. Bassett, who oversees multiple areas of the corporation, the overall annual incentive award is determined primarily by the Company’s corporate performance and by individual performance, adjusted by the achievement of the performance targets of the business lines that report up to him. For 2017, the performance targets for the business lines for which Mr. Bassett had responsibility were a 17.2% increase in gross written premium relative to the prior year, an 8.7% operating expense ratio and a loss ratio of 60.0% for each of the calendar year and accident year. For 2017, the performance targets for the business for which Mr. Casella had responsibility were a 5.7% increase in gross written premium relative to the prior year, a 15.3% operating expense ratio and a loss ratio of 50.4% for each of the calendar year and accident year. For 2017, the performance targets for the business lines for which Mr. Tizzio had responsibility were a 6.7% increase in gross written premium relative to the prior year, a 13.3% operating expense ratio and a loss ratio of 58.1% for each of the calendar year and accident year. The individual performance component of the Annual Incentive Plan incentive awards for Messrs. Bassett, Casella and Tizzio was determined by Mr. Galanski, based upon his reasoned, subjective evaluation of the individual performance of each such Named Executive Officer. The annual incentive award for each participating Named Executive Officer was reviewed and approved by the Compensation Committee.

The annual incentive awards paid to Mr. Bassett was $100,000 and $400,000 to Mr. Tizzio. Mr. Casella was not paid an annual incentive award for 2017.

Admirals Program. In 2006, the Compensation Committee, working with senior management of the Company, established the Admirals Program, which provides for special restricted stock unit award and performance unit award grants under the Company’s 2005 Stock Incentive Plan for certain key underwriters and other employees of the Company (“Admirals Awards”). Only employees who are significant contributors to the Company and participate at relatively high levels in the Annual Incentive Plan generally receive Admirals Awards.

The Admirals Program is primarily designed to align the interests of management and stockholders, as well as to retain qualified employees and facilitate continuity of management by providing significant long-term incentive stock awards to key employees. The Admirals Program also supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees, and it enhances the Company’s ability to provide Named Executive Officers and others with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. The size of each Admirals Award is determined by the Compensation Committee based upon the recommendation of senior management, and reflects the position of the award recipient within the organization, the importance of that individual to the continued growth and success of the Company, the need to retain his or her services and related factors. The Compensation Committee determines the amount of any Admirals Program awards to the Named Executive Officers, and, as part of this decision, will consider the recommendations of the President and Chief Executive Officer. The Admirals Program fits into the Company’s overall compensation objectives by providing a long-term retention mechanism targeted toward a limited number of significant and valued contributors. Typically, recipients of Admirals Awards are considered for, but not guaranteed, an award each year.

For awards granted in 2014 under the Admirals Program, such awards cliff vested in 2017 upon the third anniversary of the grant date, at which time 50% of the restricted stock unit award vested subject only to continued employment on the vesting date while the remaining 50% was performance-based and the actual number of such performance-based restricted stock units vesting was subject to variation from 0% to 150% subject to the Company meeting a cumulative growth in book value per share target during the three year performance period, as set by the Compensation Committee. Based on the performance, the Admirals Awards vesting in 2017 vested at 119% of target

For those in more senior positions, awards granted under the Admirals Program in 2015, 2016 and 2017 will vest upon the third anniversary of the grant date in a range from 50% to 150% of the original target amount of performance units, based on the Company’s cumulative growth in tangible book value over the three year performance period. The chart below lists, for Admirals Awards issued in 2017, the target cumulative growth in tangible book value over the three-year vesting period for a recipient to receive the maximum, target and threshold amount of shares under an Admirals Award.

Cumulative Growth in Tangible Book Value		% of Target Shares Received
Maximum	42% or more	150%
Target	30%	100%
Threshold	18% or less	50%

For cumulative growth in tangible book value between 18% and 42% for the three-year vesting period, the employee will receive a corresponding percentage of the target award ranging between 50% and 150% of target.

The Compensation Committee has discretion to amend the terms and conditions of the Admirals Program from time to time. In 2017, the Compensation Committee adjusted the number of shares subject to each outstanding award under the Admirals Program to account for the Stock Split. As such, the target number of shares subject to each outstanding and unvested award was doubled. Admirals Program grants are generally awarded annually in late February or early March of each year.

In 2017, the Compensation Committee approved awards under the Admirals Program to Messrs. Bassett, Casella and Tizzio, each at the target amounts of 7,500, which will vest three years from the date of grant in a range from 50% – 150% of the target amount based on the Company’s cumulative growth in tangible book value as described above. The amount of these grants and the decision to authorize them reflect the Compensation Committee’s consideration of each of their importance to the Company, the importance of the functions they oversee to the Company’s success, and the need to provide each of them with long term incentive and to retain their services.

Retirement Income Plans. The Company’s retirement income plans include the 401(k) Plan, which includes a Retirement Savings Account, and the U.K. Plan. All U.S. employees are eligible to participate in the Company’s 401(k) Plan, a defined contribution plan, and as of January 1, 2017, may elect to have all or any portion of their contributions treated as Roth 401(k) contributions on a post-tax basis. The Plan provides for the Company to match each participating U.S. employee’s annual contributions to the 401(k) Plan up to 4% of such employee’s base salary and Annual Incentive Plan award for such year, subject to certain maximum contribution limits under applicable law. In addition, at the discretion of the Compensation Committee, depending upon the yearly financial performance of the Company, the Company may contribute up to an additional 4% of each eligible employee’s base salary for such year. For 2017, the Compensation Committee elected not to make any additional contribution to the 401(k) Plan. The Company’s 401(k) Plan matching contributions and, for employees hired prior to January 1, 2012, the discretionary contributions, vest immediately. For employees hired on or after January 1, 2012, the discretionary contributions vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

In addition, as part of the 401(k) Plan, the Company’s sponsors a Retirement Savings Account that provides for a mandatory annual contribution by the Company on behalf of each eligible employee. For employees hired prior to January 1, 2015, the Company provides a contribution of 7.5% of such employee’s base salary, and for employees hired on or after January 1, 2015, the Company provides a contribution of 5% of such employee’s base salary. The Company’s contributions to the Retirement Savings Accounts are subject to certain maximum contribution limits under applicable law. All U.S. employees hired prior to January 1, 2012 were eligible to participate in the Retirement Savings Account as of the January 1st immediately following their date of hire. All U.S. employees hired on or after January 1, 2012 become eligible to participate in the Retirement Savings Account as of the first day of the next calendar year quarter following the one year anniversary of their employment with the Company. The Company’s contributions to an employee’s Retirement Savings Account vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

The Company’s U.K. employees participate in the U.K. Plan rather than in the 401(k) Plan and the Retirement Savings Account. The U.K. Plan, like the 401(k) Plan, is a defined contribution plan. The U.K. Plan provides for a mandatory monthly contribution by the Company on behalf of each eligible employee. The Company provides employees hired prior to January 1, 2015 with a contribution of 15% of such employee’s base salary, and provides employees hired on or after January 1, 2015 with a contribution of 12% of such employees base salary. All Company contributions to the U.K. Plan vest immediately. U.K. employees are also entitled to make a voluntary annual contribution to the U.K. Plan, which is deducted from their net base salary. All U.K. employees become eligible to participate in the U.K. Plan as of the date they become employees of the Company. In addition, the Company provides retirement benefits in the additional jurisdictions in which it has employees, in accordance with local law and custom, in an amount that the Company feels to be competitive with others in the market, to attract and retain local talent.

The 401(k) Plan, the Retirement Savings Account, the U.K. Plan and other local retirement benefits are together considered important long term retirement benefits that support the Company’s overall compensation objectives by helping to provide fair, adequate and competitive compensation to all employees, by helping to attract qualified new employees, and by facilitating the long term retention of key existing employees. The

Retirement Savings Account and the U.K. Plan facilitate recruiting and retention by distinguishing the Company from many of its peer companies that do not provide this element of compensation. The Company’s retirement benefits also facilitate retirement planning by Named Executive Officers and other employees.

The Company does not offer a defined benefit pension plan. Starting in 2015, the Company introduced a nonqualified deferred compensation plan for the benefit of the Named Executive Officers and certain other members of management (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides retirement benefits to the Named Executive Officers and certain other key members of management (the “Key Employees”), allowing Company contributions for the benefit of such individual which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code (the “Code”). The Key Employees as well as certain additional members of management are also eligible to elect to defer portions of their base salary and incentive award each year pursuant to the Deferred Compensation Plan.

Under the Deferred Compensation Plan, the Key Employees may make a contribution to their plan account of up to 4% of their eligible compensation, which includes their base salary and annual incentive award, exceeding the maximum compensation limit for qualified contributions to the 401(k) Plan. Under the Deferred Compensation Plan, the Company makes a matching contribution equal to 100% of a Key Employee’s contribution. The Company also makes an additional contribution of 5% of each Key Employee’s base salary on an annual basis, which is subject to a vesting schedule based on the number of years of service of the employee, aligning with the vesting of the employee’s Retirement Savings Account. In addition, under the Deferred Compensation Plan, all eligible employees may elect to defer up to 50% of their base salary and up to 90% of their incentive award each year.

All amounts that are contributed or deferred under the Deferred Compensation Plan may be invested in one or more designated investment options, which are substantially similar to the investment options available in the 401(k) Plan. Distributions of amounts under the Deferred Compensation Plan may be made in a lump sum amount or in annual installments upon specific events at the election of the employee.

Employee Stock Purchase Plan. The Company’s Employee Stock Purchase Plan provides employees, including the Named Executive Officers, with the opportunity to acquire, subject to certain annual limits, shares of Navigators common stock at a 10% discount from the market price at the beginning or end of each six-month Plan period, whichever is less. Employees purchase these shares through regular payroll deductions. The Company generally encourages its employees to own its stock, and have their equity at risk, to better align the long term interests of its employees and stockholders.

General Benefits. Executive officers also participate in those benefit arrangements which are available to our employees, including health and welfare benefit plans, the 401(k) Plan and the Deferred Compensation Plan. For a discussion of the Company’s 401(k) Plan, please see “Compensation Discussion and Analysis –Retirement Income Plans” above.

Mr. Galanski receives an annual car allowance from the Company in the amount of $12,000, pursuant to the terms of his employment agreement. In addition, the Company pays for the cost of an annual physical examination for executive officers.

Employee Assignment Benefits. As a global organization, from time to time the Company may look to hire or relocate an employee to an international location away from their home state. To facilitate the assignment of experienced employees to support business, it is our practice to provide for the reimbursement of certain expenses incurred as a result of international relocation and assignment. The objective of this is to minimize the changes the employee may experience and ensure that the employee not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. This practice helps the Company quickly meet its business needs around the world and develop its employees. Michael J. Casella joined the Company in April 2016 as President, Navigators International, overseeing the Company’s International Insurance segment and, in connection with such, was relocated to the United Kingdom. As a result, Mr. Casella receives certain benefits in connection with his international assignment. For 2017, these benefits included the cost of housing (including certain housing expenses), a cost of living adjustment (a cash adjustment designed to provide equivalent purchasing power) and tax equalization payments.

Employment Agreements. The Company has entered into an employment agreement with Mr. Galanski, which is still in effect. None of the other Named Executive Officers has an employment agreement with the Company. For a discussion of the agreement with Mr. Galanski, please see “Employment Agreements” below.

Stock Ownership Guidelines. The Company requires the Chief Executive Officer and Chief Financial Officer of the Company to maintain ownership of common stock of the Company equal to five and three times their respective base salaries. As of December 31, 2017, this is equivalent to an investment in the Company by Mr. Galanski of $5 million and Mr. DeFalco of $1.65 million, representing 102,670 and 33,881 common shares as of December 31, 2017, respectively, based on the closing price of $48.70 per common share as of December 31, 2017. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our Chief Executive Officer and Chief Financial Officer with the interests of our stockholders, which furthers our goal to provide attractive long-term returns for our stockholders. As of the date hereof, both Messrs. Galanski and DeFalco have achieved their target ownership levels. Common stock owned outright, common stock that is subject to vested unexercised share options, unvested restricted shares and unvested share units are counted toward fulfilling this requirement.

Tax Deductibility of Compensation. Under Section 162(m) of the Code, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the other three most highly compensated officers, other than the chief financial officer, of any publicly held corporation would not have been deductible in certain circumstances. Generally, “performance-based” compensation, as was defined in Section 162(m), was not subject to the limitation if certain requirements were satisfied. The Compensation Committee structured the 2005 Stock Incentive Plan so that such compensation would have qualified as performance-based compensation under Section 162(m). However, the Tax Act eliminates the performance-based compensation exception under Section 162(m). As a result, certain compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) may not be deductible in future years.

Relationship Between Compensation Policies and Risk Management. The Company has assessed the Company’s compensation programs and does not believe that there are any risks arising from the compensation policies and practices for employees that are reasonably likely to have a material adverse effect on the Company. Given (1) the emphasis of underwriting profitability, rather than growth in premium revenues, in measuring both corporate and individual performance, (2) that a significant portion of compensation is generally paid in equity that vests over a long period of time, and (3) that the vesting of a significant portion of such equity is dependent upon cumulative growth in tangible book value over an extended period of time, the Company does not feel that this incentive compensation structure encourages any unnecessary or excessive risk to be taken by management.

Conclusion. Each element of the Company’s compensation program complements the other elements in that all elements together are designed to support the Company’s pay-for-performance philosophy. The various elements of each Named Executive Officer’s compensation package are designed collectively to assure that the package provides for fair and competitive compensation, facilitates the retention of the Named Executive Officer and therefore the continuity of the Company’s management, and provides incentives and rewards for the Named Executive Officer to enhance the profitability and growth of the Company. However, the amount of any individual element of a Named Executive Officer’s compensation does not generally affect the amount of the other elements of his or her compensation.

The Compensation Committee evaluates the Company’s management compensation program on an ongoing basis to assure that it is consistent with the objectives of the program and with the Company’s pay-for-performance compensation philosophy.

Compensation Committee Report

The Board’s Compensation Committee is charged, among other things, to perform periodic reviews of the Company’s compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.navg.com under the Corporate Governance link.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2018 Proxy Statement. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement.

The Compensation Committee:

Meryl D. Hartzband

Robert V. Mendelsohn

Patricia H. Roberts

Janice C. Tomlinson (Chair)

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference in other filings by the Company with the SEC, except to the extent the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by the Company to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation (2) ($) (g)	Change in Pension Value and NonQualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation (3) ($) (i)	Total ($) (j)
Stanley A. Galanski President & Chief Executive Officer	2017 2016 2015	1,000,000 1,000,000 1,000,000	— — —	2,000,020 2,360,897 2,360,167	— — —	468,877 916,000 721,569	— — —	143,064 140,925 142,832	3,611,961 4,417,822 4,224,568
Ciro M. DeFalco SVP & Chief Financial Officer	2017 2016 2015	525,000 518,333 480,833	— — —	525,028 485,880 372,450	— — —	282,916 467,775 315,000	— — —	87,507 72,286 68,366	1,420,451 1,544,274 1,236,649
H. Clay Bassett, Jr. SVP & Chief Underwriting Officer	2017 2016 2015	550,000 545,833 525,000	— — —	417,750 404,900 335,205	— — —	100,000 430,000 425,000	— — —	81,164 79,230 75,931	1,148,914 1,459,963 1,361,136
Michael J. Casella, President, International Insurance (4)	2017 2016 2015	550,000 412,500 —	— 570,860 —	417,750 1,652,200 —	— — —	— 333,000 —	— — —	494,792 895,792 —	1,462,542 3,864,352 —
Vincent C. Tizzio President, U.S. Insurance	2017 2016 2015	595,833 575,000 570,833	— — —	417,750 404,900 335,205	— — —	400,000 460,000 425,000	— — —	78,305 81,415 76,110	1,491,888 1,521,315 1,407,148

(1)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized over time with respect to incentive stock awards including performance-based awards granted in such year determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”) and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column represents the grant date value of performance-based awards based upon the probable outcome as of the grant date of such performance criteria: for 2017, the entire amount shown for each of Messrs. Galanski, DeFalco, Bassett, Casella and Tizzio (based on the closing stock price on the date of grant of $55.70); for 2016, $2,000,044 for Mr. Galanski (based on the closing stock price on the date of grant of $40.49), $1,239,150 for Mr. Casella (based on the closing stock price on the date of grant of $41.305) and the entire amount shown for Messrs. DeFalco, Bassett and Tizzio (based on the closing stock price on the date of grant of $40.49); and for 2015, $2,000,057 for Mr. Galanski and the entire amount shown for Messrs. DeFalco, Bassett and Tizzio (in each case based on the closing stock price on the date of grant of $37.245). (All such figures have been adjusted to reflect the effect of the Stock Split.) The performance- based awards vest three years from the date of grant in accordance with the terms of the Admirals Program, other than the performance-based awards granted to Mr. Galanski each year and the performance-based awards granted to Mr. DeFalco in 2016 and 2017, which vest three years from the date of grant in accordance with the terms of their respective Long-Term Incentive Grant, as well as the performance-based awards granted to Mr. Casella in 2016, which were granted as a condition to his employment and vest based on the three-year average underwriting year combined ratio and three-year average growth in gross written premium of the Company’s International Insurance segment over which Mr. Casella has oversight. Assuming the highest level of performance, the grant date fair value of the performance-based award granted in 2017 to Mr. Galanski would equal $3,000,030, to Mr. DeFalco would equal $787,542, and to each of Messrs. Bassett, Casella and Tizzio would equal $626,625. The minimum grant date fair value of the performance-based awards granted in 2017 to Mr. Galanski would equal $1,000,010, to Mr. DeFalco would equal $262,514, and to each of Messrs. Bassett, Casella and Tizzio would equal $208,875. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of incentive stock awards that are not subject to performance vesting conditions. These include awards given to Mr. Casella as a sign on award in 2016 and awards granted to Mr. Galanski in 2016 and 2015 as part of his Annual Incentive Award, which vest in four equal installments on the first, second, third and fourth anniversaries of its grant date. No option or SARs awards were granted in 2017, 2016 or 2015.
(2)	The amounts reflect the annual incentive awards paid for 2017 to each Named Executive Officer. Information on the 2016 and 2015 incentive award amounts paid to Named Executive Officers can be found in the Company’s 2017 and 2016 Proxy Statements, respectively.
(3)	See the All Other Compensation table for additional information. For any payments delivered in British pounds, the dollar equivalent was determined based on an average quarterly exchange rate.
(4)	Mr. Casella joined the Company in April 2016.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

Name	Year	401(k) Match ($)	401(k) Discretionary Contribution	Retirement Savings Account Contribution ($)	Deferred Compensation Plan Contribution (1) ($)	Group Term Life Insurance Premium ($)	Executive Physical Exam ($)	Int’l Assignment Benefits (2) ($)	Gross Up Payments for Tax Benefits (3)	Other (4) ($)	Total ($)
Stanley A. Galanski	2017 2016 2015	10,800 10,600 10,600	— — —	20,250 19,875 19,875	90,462 85,240 90,955	4,902 4,902 4,902	4,650 4,500 4,500	— — —	— 1,308 —	12,000 14,500 12,000	143,064 140,925 142,832
Ciro M. DeFalco	2017 2016 2015	10,800 10,600 10,600	— — —	20,250 19,875 19,875	48,933 33,525 31,350	7,524 7,524 6,541	— — —	— — —	— 262 —	— 500 —	87,507 72,286 68,366
H. Clay Bassett, Jr.	2017 2016 2015	10,800 10,600 10,600	— — —	20,250 19,875 19,875	42,442 41,233 38,600	2,622 2,622 2,356	4,650 4,500 4,500	— — —	— — —	400 400 —	81,164 79,230 75,931
Michael J. Casella	2017 2016 2015	10,800 10,600 —	— — —	13,500 — —	24,520 5,900 —	4,902 3,676 —	4,650 — —	436,420 569,799 —	— 305,817 —	— — —	494,792 895,792 —
Vincent C. Tizzio	2017 2016 2015	10,800 10,600 10,600	— — —	20,250 19,875 19,875	44,233 44,692 43,525	2,622 1,748 1,710	— 4,500 —	— — —	— — —	400 — 400	78,305 81,415 76,110

(1)	Compensation under the non-qualified deferred compensation plan includes both matching contributions up to 4% of the employee’s base salary and bonus in excess of $270,000 as well as a 5% contribution of the employee’s base salary in excess of $270,000. See “Compensation Discussion and Analysis – Retirement Income Plans” for more information.
(2)	As discussed above in Compensation Discussion and Analysis – Employee Assignment Benefits, the Company maintains a practice related to international relocation and assignment. The objective is to minimize the changes the employee may experience and ensure that the employee not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. In 2017, the Company paid Mr. Casella relocation related payments of $131,590 to address the incremental cost of housing, living and other associated costs related to his assignment in the United Kingdom and tax equalization and other payments of $304,830 to ensure that Mr. Casella bore a tax burden that would be comparable to his U.S. tax burden on income that was not related to the international relocation and temporary assignment (a “Tax Equalization Payment”). In April 2016, Mr. Casella joined the Company and was relocated to the United Kingdom to lead the Company’s International Insurance segment. As a result, the Company paid Mr. Casella the following amounts: relocation related payments of $97,561 to address the incremental cost of housing, living and other associated costs and a Tax Equalization Payment of $472,238. Mr. Casella was financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.
(3)	In 2016, Mr. Galanski received $1,308 as a gross-up payment in connection with an anniversary award in respect of his fifteenth anniversary with the Company, and Mr. DeFalco received $262 as a gross-up payment in connection with an anniversary award in respect of his fifth anniversary with the Company. In 2016, Mr. Casella received $300,941 as a gross-up payment in connection with a sign-on bonus award he received to enable him to repay a bonus paid to him by a former employer, as well as a gross up payment of $4,876 pertaining to a lease break-up fee.
(4)	Other compensation included: $12,000 to Mr. Galanski each year for car payments and $400 for health club fee reimbursement in 2017 and 2016 for Mr. Bassett and in 2017 and 2015 for Mr. Tizzio. Additionally, in 2016, Mr. Galanski received an anniversary award in the amount of $2,500 in respect of his fifteenth anniversary with the Company and Mr. DeFalco received an anniversary award of $500 for his fifth anniversary with the Company.

Grants of Plan-Based Awards

The following table contains information concerning the grants of plan-based awards made to each of the Named Executive Officers in the year ended December 31, 2017.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Options Awards(1) ($)
Name		Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi - mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley A. Galanski	3/3/17	0	1,000,000	1,500,000	17,954	35,907	53,861(2)				2,000,020
Ciro M. DeFalco	3/3/17	0	525,000	787,500	4,713	9,426	14,139(3)				525,028
H. Clay Bassett, Jr.	3/3/17	0	440,000	825,000	3,750	7,500	11,250(4)				417,750
Michael J. Casella	3/3/17	0	440,000	825,000	3,750	7,500	11,250(4)				417,750
Vincent C. Tizzio	3/3/17	0	480,000	900,000	3,750	7,500	11,250(4)				417,750

(1)	Grant Date Fair Value has been calculated as of the date of the grant under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the closing price of the Company’s common stock on the date of grant.
(2)	These performance units were issued under the 2005 Stock Incentive Plan and vest on March 3, 2020 in accordance with the performance metrics for the Chief Executive Officer’s Long Term Incentive Grant as described above under “Compensation Discussion and Analysis – Chief Executive Officer and Chief Financial Officer Compensation.”
(3)	These performance units were issued under the 2005 Stock Incentive Plan and vest on March 3, 2020 in accordance with the performance metrics for the Chief Financial Officer’s Long Term Incentive Grant as described above under “Compensation Discussion and Analysis – Chief Executive Officer and Chief Financial Compensation.”
(4)	These performance units were issued pursuant to the Admirals Program and vest on March 3, 2020 in accordance with the performance terms of Admirals Awards described above under “Compensation Discussion and Analysis – Admirals Program.”

Employment Agreements

On March 26, 2001, the Company entered into an employment agreement with Mr. Galanski providing for an initial three-year term of employment that continues for successive one-year periods unless either party elects to terminate the agreement upon 120 days’ notice to the other party prior to the expiration of the then-current one-year period. The agreement provided for the issuance to Mr. Galanski as of the date of the agreement of a stock grant of 100,000 shares of Common Stock subject to vesting provisions of 25% per year. All of such shares are now fully vested. In the event that a change of control of the Company had occurred during the initial three-year term resulting in the termination of Mr. Galanski’s employment or the resignation of Mr. Galanski following a material reduction in his responsibilities or a demotion from his current position, Mr. Galanski would have been entitled to receive his base salary for the remaining term of his employment agreement and all outstanding unvested stock grants made to Mr. Galanski during the initial term would have immediately vested. The agreement provides for a $12,000 annual car allowance for Mr. Galanski. Upon the termination of Mr. Galanski’s employment agreement, the Company may elect to enforce against Mr. Galanski one-year restrictive covenants with respect to non-solicitation of the Company’s employees and noncompetition with the Company’s business, provided that the Company continues to pay to Mr. Galanski his then-current base salary during such one-year period. In accordance with its terms, Mr. Galanski’s employment agreement was automatically renewed in December 2017 through March 2019.

None of the remaining Named Executive Officers is currently a party to an employment agreement with the Company or any of its subsidiaries.

Second Amended and Restated 2005 Stock Incentive Plan

The purposes of the Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) are to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or to remain independent contractors to, the Company and its present and future subsidiaries, to attract new individuals to enter into such employment and service, to encourage such individuals, upon whom, in large measure, our sustained progress, growth and profitability depend, to achieve long-term Company goals, and to align the participants’ interests with those of Stockholders by providing them with a proprietary interest in our growth and performance. The Board of Directors believes that the ability to grant options (both non-qualified and incentive), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, annual incentive awards, dividend equivalents and substitute awards (each, an “Award”) under the 2005 Stock Incentive Plan will promote continuity of management, increased incentive and personal interest in the welfare of the Company and aid in securing the Company’s continued growth and financial success. Since 2005, the Company has issued stock awards under the 2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan authorizes the issuance of 4,000,000 shares of Common Stock pursuant to Awards (as adjusted from 2,000,000 authorized shares to reflect the effect of the Stock Split). The 2005 Stock Incentive Plan was originally approved by stockholders at the May 20, 2005 Annual Meeting of Stockholders. The stockholders approved an amended and restated plan at the May 26, 2010 Annual Meeting of Stockholders to give the Board more flexibility in the manner and form in which it makes awards, especially with respect to performance based awards that could qualify for more favorable tax treatment under Section 162(m) of the Code and, most recently, on May 23, 2013, stockholders approved a second amended and restated plan to increase the number of shares of Common Stock available for issuance pursuant to Awards under the plan and to make certain other non-material clarifying changes. Employees, non-employee directors, and independent consultants to the Company and its subsidiaries are eligible to participate in the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is the only plan under which the Compensation Committee currently issues equity awards. For a discussion of the equity awards made to employees under the 2005 Stock Incentive Plan in connection with the Company’s Annual Incentive Plan and Admirals Program, please see “Compensation Discussion and Analysis – Annual Incentive Plan” and “Compensation Discussion and Analysis – Admirals Program”.

The 2005 Stock Incentive Plan is administered by the Compensation Committee (unless the Board of Directors determines otherwise), which interprets the 2005 Stock Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

Upon a change in control, unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse, and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the one-year period following the occurrence of the change in control. The same treatment of a participant’s awards will occur if he or she terminates employment or service for good reason during such one-year period.

In the event of an employee’s or director’s termination of employment or service due to his or her death, disability or retirement or, in the case of an independent consultant, his or her death, unless the applicable award agreement provides otherwise, such participant’s outstanding stock options and SARs will fully vest and remain exercisable until six months after such termination (but not beyond the original term of the option or SAR) and all unvested shares of such participant’s restricted stock units will immediately vest. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options, SARs and unvested restricted stock units will immediately be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any other reason, such participant’s vested stock options and SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option or SAR).

Unless terminated sooner, the 2005 Stock Incentive Plan will terminate on May 26, 2020. The Board of Directors may, at any time, amend the 2005 Stock Incentive Plan. The Compensation Committee is permitted to amend the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Global Select Market.

Stock Options. Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to statutory restrictions that are set forth in the 2005 Stock Incentive Plan). Unless the Compensation Committee determines otherwise, options will vest in 25% increments on the first, second, third and fourth anniversaries of the date the option is granted. The exercise price for all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Also, Stockholders who own more than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant. The 2005 Stock Incentive Plan prohibits the repricing of stock options.

The term of all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee and will generally not exceed 10 years. However, the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to Stockholders who own more than 10% of our voting stock). Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), personal check or wire transfer.

Stock Appreciation Rights or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options) and will have a term of 10 years, unless the Compensation Committee determines otherwise. SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. Unless the Compensation Committee determines otherwise, SARs will vest in 25% increments on the first, second, third and fourth anniversaries of the date the SAR is granted. A SAR granted under the 2005 Stock Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (on the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Compensation Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Compensation Committee. The 2005 Stock Incentive Plan prohibits the repricing of SARs.

Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of common stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. Restrictions may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Unless the Compensation Committee determines otherwise, restricted stock and restricted stock units will vest in 25% increments on the first, second, third and fourth anniversaries of the date of the grant. Participants have voting rights on restricted stock but not on restricted stock units. If the performance goals are not achieved, or if the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units. Performance units are any grant of (1) an incentive award consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock, restricted stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards. The 2005 Stock Incentive Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2005 Stock Incentive Plan.

Substitute Awards. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is acquired by us to preserve the economic value of all or a portion of a replaced award on such terms and conditions (including price), as the Compensation Committee determines.

Dividend Equivalents. Dividend equivalents are rights to receive payments equal to dividends on shares or restricted stock units, if and when we pay dividends to Stockholders. The Compensation Committee may award dividend equivalents on a stand-alone basis or in conjunction with another award (other than options and SARs). If the dividend equivalent is issued in conjunction with another award and if the participant forfeits all or a part of the award, the participant also forfeits the portion of the dividend equivalents award related to other award the participant forfeited.

In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 1,000,000 underlying shares of Common Stock. In any calendar year, no participant may be granted awards for restricted stock, restricted stock units or performance units (or any other award other than options or SARs that is determined by reference to the value of shares or appreciation in the value of shares) that exceed, in the aggregate, 500,000 underlying shares of Common Stock. No participant may be granted a cash award for any calendar year, the maximum payout for which would exceed $3 million. No participant may be granted a cash award for a performance period of more than one year, the maximum payout for which would exceed $5 million.

These limits are higher than we expect to be needed for awards under the 2005 Stock Incentive Plan, and were included in the 2005 Stock Incentive Plan to comply with the requirements for deductibility of awards subject to Section 162(m).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each of the Named Executive Officers with respect to their outstanding equity awards as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($) (j)
Stanley A. Galanski	—	—	—	—	—	12,742(3)	620,535	139,003(4)	6,769,446
Ciro M. DeFalco	—	—	—	—	—	—	—	31,426(5)	1,530,446
H. Clay Bassett, Jr.	—	—	—	—	—	—	—	26,500(6)	1,290,550
Michael J. Casella	—	—	—	—	—	5,000(7)	243,500	37,500(8)	1,826,250
Vincent C. Tizzio	—	—	—	—	—	—	—	26,500(9)	1,290,550

(1)	The share figures have been adjusted proportionately in accordance with the 2005 Stock Incentive Plan to reflect the effect of the Stock Split.
(2)	Market Value based on December 31, 2017 closing price of the Company’s common stock of $48.70.
(3)	Includes 2,138 restricted stock units that vested on 2/9/18, 2,328 restricted stock units that vested on 2/10/18, 1,670 restricted stock units that vested on 2/12/18; as well as 2,328 restricted stock units that will vest on 2/10/19; 4,278 restricted stock units that will vest in two equal installments on 2/9/19 and 2/9/20.
(4)	Includes 53,700 performance units that vested in the amount of 40,919 common shares on 3/5/18 based on the degree of achievement of corporate performance targets, as well as 49,396 performance units that will vest on 2/28/19 and 35,907 performance units that will vest on 3/3/20, in each case subject to meeting pre-determined corporate performance targets. For further discussion, please see “Compensation Discussion and Analysis – Chief Executive Officer and Chief Financial Officer Compensation” above.
(5)	Includes 10,000 performance units that vested in the amount of 7,620 common shares on 3/5/18 based on the degree of achievement of corporate performance targets, as well as 12,000 performance units that will vest on 2/28/2019 and 9,426 performance units that will vest on March 3, 2020. For further discussion, please see “Compensation Discussion and Analysis – Chief Executive Officer and Chief Financial Officer Compensation” above.
(6)	Includes 9,000 performance units that vested in the amount of 6,858 common shares on 3/5/2018 based on the degree of achievement of corporate performance targets, 10,000 performance units that will vest on 2/28/2019 and 7,500 performance units that will vest on March 3, 2020, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.

(7)	Includes 5,000 restricted stock units that will vest on 5/1/2018.
(8)	Includes 30,000 performance units that will vest on 2/28/2019 based on the three year average calendar year combined ratio and three year average annual premium growth of the Company’s International insurance operations, as well as 7,500 performance units that will vest on 3/3/2020 in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(9)	Includes 9,000 performance units that vested in the amount of 6,858 common shares on 3/5/2018 based on the degree of achievement of corporate performance targets, 10,000 performance units that will vest on 2/28/2019 and 7,500 performance units that will vest on March 3, 2020, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.

Options Exercised and Stock Vested

The following table sets forth information for each of the Named Executive Officers with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2017.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (1) ($) (e)
Stanley A. Galanski	—	—	87,815	4,894,819
Ciro M. DeFalco	—	—	19,040	1,063,384
H. Clay Bassett, Jr.	—	—	14,280	797,538
Michael J. Casella	—	—	5,000	270,500
Vincent C. Tizzio	—	—	14,280	797,538

(1)	Calculated based on the product of the number of shares acquired on vesting of the stock award multiplied by the closing stock price on the NASDAQ National Market on the vesting date.

The following table sets forth the payments that would be received by each Named Executive Officer if his employment with the Company were terminated as of December 31, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

	Cash Severance Payment $		Continuation of Medical/ Welfare Benefit (present value) $	Acceleration and Continuation of Equity Awards $		Total Termination Benefits $
Stanley A. Galanski
• Voluntary Retirement	1,000,000	(1)	—	7,389,981	(2)	8,389,981
• Voluntary Termination	1,000,000	(1)	—	—		1,000,000
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	1,000,000	(1)	—	—		1,000,000
• Involuntary or Good Reason Termination after Change in Control	1,000,000	(1)	—	7,389,981	(3)	8,389,981
• Termination on Death or Disability	—		—	7,389,981	(4)	7,389,981
Ciro M. DeFalco
• Voluntary Retirement	—		—	1,530,446	(2)	1,530,446
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,530,446	(3)	1,530,446
• Termination on Death or Disability	—		—	1,530,446	(4)	1,530,446
H. Clay Bassett, Jr.
• Voluntary Retirement	—		—	1,290,550	(2)	1,290,550
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,290,550	(3)	1,290,550
• Termination on Death or Disability	—		—	1,290,550	(4)	1,290,550
Michael J. Casella	—		—
• Voluntary Retirement	—		—	2,069,750	(2)	2,069,750	(2)
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	2,069,750	(3)	2,069,750
• Termination on Death or Disability	—		—	2,069,750	(4)	2,069,750
Vincent C. Tizzio
• Voluntary Retirement	—		—	1,290,550	(2)	1,290,550
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,290,550	(3)	1,290,550
• Termination on Death or Disability	—		—	1,290,550	(4)	1,290,550

(1)

This cash severance payment, as provided in Mr. Galanski’s employment agreement with the Company and based upon Mr. Galanski’s annual base salary of $1,000,000 as of December 31, 2017, assumes that notice of termination of employment is given as of such date and that the Company elects to enforce the restrictive covenants included in such employment agreement with respect to noncompetition and nonsolicitation of employees. This cash severance payment would be paid to Mr. Galanski in accordance with the Company’s regular payroll schedule during the one-year period beginning as of such termination date. For a discussion of the terms of Mr. Galanski’s employment agreement, please see “Employment Agreements” above.
(2)	Assumes that the Voluntary Retirement meets the definition of “Retirement” under the 2005 Stock Incentive Plan. Under this assumption, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock units and option awards. Also assumes that performance shares will vest at the target amount. Amounts are based on the December 31, 2017 closing price of the Company’s common stock of $48.70.
(3)	Assumes both a change of control as of December 31, 2017 and termination of employment with the Company within one year thereafter. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2017 closing price of the Company’s common stock of $48.70.
(4)	Assumes death or an employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2017 closing price of the Company’s common stock of $48.70.

CEO Pay Ratio

The SEC has issued final rules implementing the provision of the Dodd-Frank Act that require a U.S. publicly-traded company to disclose in its proxy statement the ratio of its Chief Executive Officer’s compensation to that of its median employee. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions and to make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Consistent with SEC rules, the Company used a two-step process to determine the pay ratio. The Company first reviewed its global employee population (consisting of the Company and its consolidated subsidiaries) to identify the median employee. As of December 31, 2017, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of 732 individuals, with 76% of these individuals located in the U.S. The identity of our median employee was selected using a compensation measure based on our payroll and employment records. These records reflected regular and overtime salary (on an annualized basis for those employees who were not employed for the full fiscal 2017 year), bonus payments, where applicable, and equity compensation. In determining the identity of our median employee, we did not use any of the exemptions permitted under SEC rules, nor did we use any statistical sampling techniques or make any cost of living adjustments. We applied an exchange rate as of December 31, 2017 to convert all international currencies into U.S. dollars.

After determining the identity of the median employee, we then calculated the total annual compensation for our median employee in accordance with Item 402(c)(2)(x) of Regulation S-K, consistent with the calculation done for our Chief Executive Officer for purposes of our Summary Compensation Table. For 2017, the total annual compensation of our median employee was $150,216, and the total annual compensation of our CEO was $3,611,961. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation for our median employee in 2017 is 24:1.

Compensation of Directors

Each director who is not an officer or employee of the Company receives an annual payment consisting of $90,000 in cash, payable in quarterly installments, and $75,000 in restricted shares of the Company’s Common Stock, payable in the first quarter of each year for service during the preceding year (based on the closing price of the Company’s Common Stock on the last business day of such preceding year). In addition, members of the Audit Committee of the Board were paid an additional annual retainer of $15,000, payable in quarterly installments. The chairmen of the Audit Committee and the Compensation Committee were paid annual retainers of $40,000 and $25,000, respectively, the chairmen of the Finance Committee and the Underwriting Committee were paid an annual retainer of $15,000 each, payable in quarterly installments, and the chairman of the Corporate Governance Committee was paid an annual retainer of $10,000, payable in quarterly installments.

Mr. Mendelsohn was appointed as our Chairman on May 23, 2013, on which date Mr. Deeks retired as Chairman to become Chairman Emeritus. As Chairman, Mr. Mendelsohn receives an additional annual retainer of $135,000 per annum, payable in quarterly installments in cash, in recognition of the time and effort spent by the Chairman in his role. Mr. Deeks, as Chairman Emeritus, receives an additional annual retainer of $100,000 per annum, payable in quarterly installments in cash, for his continued guidance as Chairman Emeritus. In addition, the Company continues to provide Mr. Deeks with supplemental retiree medical coverage and to reimburse Mr. Deeks for the cost of any premiums paid to Medicare.

The Compensation Committee of the Board recognizes the importance of ownership of the Common Stock of the Company by its independent directors in aligning the interests of the Board with those of our stockholders. Accordingly, in 2014, the Corporate Governance and Nominating Committee adopted an equity ownership requirement for non-executive directors to own an amount of shares equal to three times the annual grant amount, with a director having three full calendar years of service to accumulate such shares. As described above, each director received payment in 2017 of $75,000 in fully vested restricted shares of the Company’s Common Stock as part of the annual compensation for service on the Board in 2017. Directors are required to hold such shares for a minimum of one year. Our directors have generally retained ownership of their Common Stock after such restrictions have lapsed.

Shown below is a table that sets forth the total compensation paid to each independent Board member in 2017.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Saul L. Basch	$112,500	55,107	—	—	—	—		$167,607
Terence N. Deeks	$200,054	55,107	—	—	—	43,349	(3)	$298,510
Meryl D. Hartzband	$98,750	13,777	—	—	—	—		$112,527
Geoffrey E. Johnson	$122,500	55,107	—	—	—	81,000	(4)	$258,607
Robert V. Mendelsohn	$221,251	55,107	—	—	—	—		$276,357
David M. Platter	$98,750	55,107	—	—	—	—		$153,857
Patricia H. Roberts	$101,250	55,107	—	—	—	—		$156,357
Janice C. Tomlinson	$111,250	55,107	—	—	—	—		$166,357
Marc M. Tract	$90,000	55,107	—	—	—	—		$145,107

(1)	Includes an annual cash retainer of $90,000, paid quarterly to each director. Also reflects annual retainer fees for the Chairman, Chairman Emeritus, the chairmen of the Audit, Compensation, Corporate Governance, Finance and Underwriting Advisory Committees, and members of the Audit Committee, as described above.
(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs recognized with respect to stock awards granted in 2017 for 2016 Board service, determined as of the grant date under FASB ASC Topic 718, and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the common stock on December 31, 2016 ($42.895 per share, as adjusted to reflect to the effect of the Stock Split).
(3)	Other Compensation paid to Mr. Deeks in 2017 includes reimbursement for Medicare benefits payable by Mr. Deeks in the amount of $10,054 and $33,295 in imputed interest related to split dollar life insurance policy premiums that were advanced by the Company for the years 1992 – 2002 and that are repayable upon the earlier of the termination of such policy or the payment of benefits thereunder.
(4)	The amount under All Other Compensation was paid to Mr. Johnson as compensation for his service in 2017 on the board of directors for both NUAL and NIIC. For a discussion of this compensation, please see “Related Party Transactions” above.

Equity Compensation Plan Information

The following chart includes information as of December 31, 2017 with respect to equity compensation plans where equity securities of the Company may be issued:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights	Weighted- average exercise price of outstanding stock options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	—	—	843,336	(1)
Equity compensation plans not approved by security holders	—		—

Total	—		843,336

(1)	The share figures have been adjusted proportionately in accordance with the 2005 Stock Incentive Plan to reflect the effect of the Stock Split.

Compensation Committee Interlocks and Insider Participation

None of Mmes. Hartzband, Tomlinson or Roberts or Mr. Mendelsohn, each of the members of the Compensation Committee, has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity where any officer of such entity served either on the Company’s Board or on its Compensation Committee.

Audit Committee Report

The Audit Committee is currently composed of the four undersigned directors, each of whom meets the independence requirements of the NASDAQ stock market and the SEC. The Board has further determined that all members of the Audit Committee are “financially literate” and that each is an “audit committee financial expert” within the meaning of the SEC rules.

The Audit Committee operates under a written charter that has been adopted by the Board of Directors. The Audit Committee reviews the charter at least annually. The charter is available on our website at www.navg.com under the Investor Relations—Corporate Governance link.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent audit firm, KPMG LLP, is responsible for auditing the Company’s annual financial statements and expressing an opinion on such financial statements based on that audit.

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial reports and monitors the Company’s financial reporting process and internal control system. Pursuant to its charter, the Audit Committee’s primary responsibilities include: (a) review of quarterly and annual financial statements and reports of the Company prior to any release to the public or investors, (b) the appointment, replacement, compensation and oversight of the independent audit firm, which may include, in particular when partner rotation is mandated by regulation, selection of the lead audit partner, (c) review of the financial reporting process, including consulting with the external auditors with respect to the completeness and accuracy of the Company’s financial statements, the quality of the Company’s accounting principles and the adequacy of the Company’s systems of internal controls and disclosure controls and procedures, and (d) oversight of the performance of the internal audit function. The Committee’s role further includes reviewing and monitoring the key enterprise risks delegated to the Committee and establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission thereof.

The Audit Committee preapproves all audit services and non-audit services provided to the Company by the outside auditors. The Audit Committee has delegated to its Chair the authority to grant such preapprovals, subject to ratification by the Committee at the next scheduled meeting. Based on reviews and discussion, the Audit Committee has determined that the provision of non-audit services by the auditors is compatible with maintaining the auditors’ independence.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to discuss the audited December 31, 2017 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Auditing Standard No. 16, Communications with Audit Committees, as amended and as currently in effect. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence discussions with Audit Committees, as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Management is responsible for those activities required to ensure compliance with this legislation.

KPMG LLP has served as the Company’s independent auditor since 1985. The Audit Committee annually reviews KPMG LLP’s independence and performance in connection with the Committee’s determination whether to retain KPMG LLP or engage another firm. In conducting this assessment, the Audit Committee considers, among other things:

•	KPMG LLP’s past and present performance on the Company’s audit. In 2017, this included a report commissioned by KPMG from an outside service provider charged with conducting detailed telephone discussions with members of the Board and management of the Company and its main UK subsidiary regarding various aspects of KPMG’s performance. The results of this survey were reviewed in detail with KPMG and the Chairman of the Audit Committee, and KPMG presented them in summary to the Members of that Committee;

•	External data relating to audit quality and performance, including recent PCAOB reports on KPMG LLP and its peers, including in 2017 specific discussions with KPMG senior management regarding the circumstances behind and action resulting from, their prior knowledge of the PCAOB’s proposed list of engagements for review;

•	KPMG LLP’s tenure and its familiarity with the Company’s global operations and accounting policies and practices; and

•	KPMG LLP’s independence from the Company and management, as described above, as well as their integrity and objectivity.

Based on the Audit Committee’s discussions with and review of reports from management, the Company’s internal auditors and the independent auditors, and the Audit Committee’s review of the representations of management that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

The Audit Committee:

Saul L. Basch

Meryl D. Hartzband

Geoffrey E. Johnson (Chairman)

David M. Platter

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference in other filings by the Company with the SEC, except to the extent the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term corporate performance targets that promote the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS

VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL 3

APPROVAL OF THE NAVIGATORS GROUP, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

The Board recommends a vote “FOR” Proposal 3. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

We are requesting Stockholders to vote in favor of adopting The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan (the “Restated Plan”). On March 15, 2018, our Board of Directors, based on the recommendation of the Compensation Committee, adopted the Restated Plan, subject to its approval by Stockholders. If Stockholders approve the Restated Plan, it will become effective on the date of the Annual Meeting (May 10, 2018), and it will replace The Navigators Group, Inc. Employee Stock Purchase Plan (the “Prior Plan”), and all awards granted under the Prior Plan that are outstanding as of the effective date of the Restated Plan will be governed by the Restated Plan. The description of certain key features of the Restated Plan below is subject to the specific provisions in the full text of the Restated Plan, which is attached as Appendix A to this Proxy Statement. The Prior Plan was previously approved by the Company’s Stockholders on May 23, 2013. The Restated Plan extends the term of the plan by an additional ten years, through May 10, 2028, and makes certain non-material clarifying changes to the Prior Plan. The approval of the Restated Plan is important primarily so that the Company can continue to allow its employees to purchase stock through the plan, which will help to align the interests of employees with those of Stockholders.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP, Certified Public Accountants, has been appointed by the Board, upon the recommendation of the Audit Committee after evaluating the performance and independence of KPMG LLP, as independent auditors for the Company to examine and report on its December 31, 2018 financial statements, which appointment will be submitted to the stockholders for ratification at the Annual Meeting. Submission of the appointment of the auditors to the stockholders for ratification will not limit the authority of the Board or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

The Board recommends a vote “FOR” Proposal 3. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2017 and 2016, and fees billed for other services rendered by KPMG LLP related to those periods.

	2017	2016
Audit Fees(1)	$2,024,566	$1,880,004
Audit Related Fees(2)	34,700	20,000
Tax Fees(3)	28,110	229,634
Other Fees(4)	1,780	—

Total	$2,089,156	$2,129,638

(1)	Audit fees consisted primarily of fees for the annual audit of the Company’s financial statements and internal control over financial reporting including the requirements of Section 404 of the Sarbanes-Oxley Act, as well as quarterly reviews and statutory audits.
(2)	For 2017, fees primarily related to the job audit for the Connecticut Department of Economic and Community Development.
(3)	Tax fees consisted primarily of fees for tax compliance and advisory services.
(4)	Other fees for 2017 relate to the Company’s subscription to an online research tool provided by KPMG LLP for $1,780.

The Audit Committee approves each engagement of the independent auditors in advance. The Audit Committee’s chairman has been authorized to approve such services subject to ratification at the next Audit Committee meeting.

ALL OTHER MATTERS WHICH MAY PROPERLY

COME BEFORE THE ANNUAL MEETING

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the applicable rules. Proposals 1 and 2 are not considered routine matters under applicable rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on that item. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the annual meeting and the effect of “withhold” votes, abstentions, and broker non-votes.

Item	Required Vote	Effect of “Withhold” Votes, Abstentions, Broker Non-Votes

Item 1—Election of Directors	Affirmative vote of a plurality of the shares of common stock present and voting.	• “Withhold” votes will have no effect on the voting for the election of directors. • Broker non-votes will have no effect on the voting for the election of directors.

Item 2—Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST this proposal. • Broker non-votes will have no effect on the voting for this item.

Item 3—Approval of Amended and Restated Employee Stock Purchase Plan	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

Item	Required Vote	Effect of “Withhold” Votes, Abstentions, Broker Non-Votes

Item 4—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval of The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan (Proposal 3); and

•	FOR ratification of the Board’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 4).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file certain reports regarding the ownership of the Common Stock with the SEC. These insiders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no further reports were required, all of our directors, executive officers and 10% Stockholders made all required filings on time in 2017, other than one Form 4 filed on behalf of Ms. Roberts on August 23, 2017, which was filed late on account of an administrative oversight.

We have adopted a code of business conduct and ethics, referred to as our Corporate Code of Ethics and Conduct that applies to all employees, officers and directors and meets the requirements of the rules of the SEC and of the NASDAQ. In addition, we have adopted a Code of Ethics that applies to our Chief Executive Officer and our senior financial officers which meets the SEC requirements. Both the Corporate Code of Ethics and Conduct and the Code of Ethics are available on our website at www.navg.com under the Corporate Governance link. Any amendments to or waiver of the Corporate Code of Ethics and Conduct or the Code of Ethics will be disclosed on our website under the same link promptly following the date of such amendment or waiver. In addition, in accordance with NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Corporate Code of Ethics and Conduct that are granted to directors and executive officers.

Absence of Dissenters’ or Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and be paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this Proxy Statement do not entitle a stockholder to exercise any such dissenters’ or appraisal rights.

Stockholders’ Proposals and Communications

Any proposal by a Stockholder of the Company intended to be presented at the 2019 Annual Meeting of Stockholders must be received by the Company at its principal administrative office no later than November 29, 2018 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

The Board of Directors believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication-name of specific director or directors”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

Form 10-K Annual Report

UPON WRITTEN REQUEST BY A STOCKHOLDER, WE WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 2017 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 2017 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, we will furnish to the stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Investor Relations Department, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. In addition, we make available through our website at www.navg.com under the Investor Relations – SEC Filings link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Solicitation and Expenses of Solicitation

Our officers and employees may solicit proxies. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that the costs will be nominal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

March 29, 2018

Appendix A

THE NAVIGATORS GROUP, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    Purpose

The purpose of The Navigators Group, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of The Navigators Group, Inc. (“the Company”) and its Subsidiaries with an opportunity to purchase shares of Stock through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) The provisions of the Plan shall be construed so as to extend and limit participation consistent with the applicable requirements of the Code. However, the Company may grant options pursuant to one or more offerings under the Plan that are not intended to meet the requirements of Code Section 423.

SECTION 2.    Definitions

The following words have the following meanings unless a different meaning is plainly required by the context.

2.1    “Board” means the Board of Directors of The Navigators Group, Inc.

2.2    “Compensation” means an Employee’s gross compensation from the Company and all Subsidiaries, including, without limitation, gross base compensation, commissions, overtime, shift premiums, incentive compensation and bonuses. The Plan Administrator may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

2.3    “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary, provided that such leave is for a period of not more than 3 months or re-employment upon the expiration of such leave is guaranteed by contract or statute.

2.4    “Contributions “means all amounts credited to the account of a Participant pursuant to the Plan.

2.5    “Employee” means any person, including an officer, who is an employee of the Company or a Subsidiary and whose customary employment is at least twenty (20) hours per week. The Plan Administrator may prior to the start of the applicable Offering Period waive the twenty (20) hour service requirement.

2.6    “Exercise Date” means the last business day of each Offering Period of the Plan.

2.7    “Fair Market Value” means, as of any date, (i) the closing sale price of the Stock on the NASDAQ National Market on such date or (ii) if there is no sale of the Stock on the NASDAQ National Market on such date, the average of the bid and asked prices at the close of the market on such date.

2.8    “Offering Date” means the first business day of each Offering Period of the Plan.

2.9    “Offering Period” means a period of six (6) months commencing on the January 1 or July 1 of each year, except as otherwise set forth in the Plan or determined by the Plan Administrator.

2.10    “Participant” means an Employee who has elected to participate in the Plan for an Offering Period by completing a subscription agreement in accordance with Section 5.1.

2.11    “Plan Administrator” means the Board or the Committee appointed by the Board to administer the Plan, as described in Section 12.

2.12    “Stock” means the Common Stock, par value $0.10, of the Company.

2.13    “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

SECTION 3.    Eligibility

3.1    General Rule. Any person who is an Employee on the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of paragraph 5.1 and the limitations imposed by Section 423(b) of the Code; provided, however, that an Employee working in a country whose laws make participation in the Plan impractical and/or illegal (as determined by the Plan Administrator, in its sole discretion), shall not be eligible to participate in the Plan.

3.2    Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if (i) immediately after the grant, such Employee ) would own (within the meaning of Section 424(d) of the Code) shares and/or hold outstanding options or other rights to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary of the Company, or (ii) the rate of withholding under such option would permit the employee’s rights to purchase shares under the Plan and all other employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds twenty-five thousand U.S. dollars (U.S.$25,000) of fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

SECTION 4.    Offering Period

4.1    The Plan shall be implemented in one or more offerings. Offerings may be consecutive or overlapping. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical. In addition, special offerings may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and the participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

4.2    The Plan shall generally be administered through consecutive Offering Periods with a new Offering Period commencing on or about each January 1 and July 1, or at such other time or times as may be determined by the Board.

The Board shall have the power to change the duration and/or frequency of an Offering Period with respect to future offerings.

SECTION 5.    Participation

5.1    An Employee shall become a Participant in the Plan for an Offering Period by completing a subscription agreement provided by the Plan Administrator, which authorizes payroll deductions of an amount equal to a whole percentage, between one percent (1%) and ten percent (10%), as elected by such Employee, of such Employee’s Compensation. Such amount shall be withheld as a payroll deduction (except as otherwise permitted by the Plan Administrator) and paid as such Employee’s Contribution to the Plan. The subscription agreement prescribed by the Plan Administrator must be submitted in accordance with the procedures prescribed by the Plan Administrator (which may include accessing the website designated by the Company and electronically authorizing payroll deductions) at least 15 days prior to the applicable Offering Date.

5.2    Payroll deductions begin on the first payroll date administratively feasible following the applicable Offering Date and end on the last payroll paid on or immediately prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the Participant as provided in Section 10.

SECTION 6.    Method of Payment of Contributions

6.1    Payroll deductions shall be made on each payday during the Offering Period in an amount between one percent (1%) and ten percent (10%) (in whole number increments), as elected by the Participant, of his or her Compensation otherwise payable on each such payday. All payroll deductions made by a Participant shall be credited as Contributions to his or her account under the Plan. Each Participant’s account under the Plan is unfunded and is maintained solely for recordkeeping purposes. Except to the extent otherwise permitted by the Plan Administrator, a Participant may not make any payments into the account other than Contributions made through payroll deductions.

6.2    A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deduction with respect to an Offering Period prior to or during such Offering Period by completing and filing with the Plan Administrator (in the manner prescribed by the Plan Administrator) a new authorization for payroll deduction, provided that the Plan Administrator may, in its sole discretion, impose reasonable and uniform restrictions on the ability of Participants to change the rate of payroll deductions. The change in rate shall be effective no later than fifteen (15) days following the Plan Administrator’s receipt of the new authorization.

6.3    Notwithstanding the foregoing, to the extent necessary to comply with Section 3.2 of the Plan, Section 423(b)(8) of the Code or other applicable law, a Participant’s payroll deductions may be automatically decreased to zero percent (0%) at any time during the Offering Period.

6.4    No interest shall accrue on the Contributions of a Participant in the Plan unless otherwise required by applicable law.

6.5    All Contributions received or held by the Plan Administrator under the Plan may be used by the Company for any corporate purpose, and neither the Plan Administrator nor the Company shall be obligated to segregate such Contributions.

6.6    Contributions collected during an Offering Period in a currency other than the U.S. Dollar shall be converted into U.S. Dollars on the Exercise Date for that Offering Period, with such conversion based on the exchange rate determined by the Plan Administrator in its sole discretion.

SECTION 7.    Grant of Option

7.1    Each Participant in the Plan in an Offering Period shall be granted, on the Offering Date during such Offering Period, an option to purchase shares of Stock on the Exercise Date during such Offering Period with the Contributions accumulated prior to such Exercise Date.

7.2    The number of full shares of Stock that may be purchased on an Exercise Date shall be determined by dividing such Participant’s total Contributions accumulated prior to such Exercise Date and credited to the Participant’s account as of the Exercise Date by the Purchase Price (as defined in Section 7.3 below). Notwithstanding the foregoing, the maximum number of shares of Stock a Participant may purchase on an

Exercise Date may not exceed 1,000, except as otherwise adjusted under Section 15; provided, further, that such purchase shall be subject to the limitations set forth in Sections 3.2 and 11 hereof. The Plan Administrator shall have the authority exercisable prior to the start of an Offering Period to increase or decrease the limitation to be in effect for the number of shares of Stock purchasable per Participant on the Exercise Date of that Offering Period.

7.3    The Purchase Price for each share of Stock purchased under the Plan shall be the lesser of (i) ninety percent (90%) of the Fair Market Value of a share of Stock at the Offering Date and (ii) ninety percent (90%) of the Fair Market Value of a share of Stock at the Exercise Date. The Plan Administrator may change the purchase price for any Offering Period prior to the start date of that Offering Period; provided that in no event shall the Purchase Price be less than the lesser of (i) eight-five percent (85%) of the Fair Market Value of a share of Stock at the Offering Date and (ii) eight-five percent (85%) of the Fair Market Value of a share of Stock at the Exercise Date.

SECTION 8.    Exercise of Option

8.1    Unless the Participant withdraws from the Plan as provided in Section 10, the Participant’s option for the purchase of Stock shall be exercised automatically on the Exercise Date of the Offering Period at the Purchase Price with the accumulated Contributions credited to his or her account.

8.2    The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Exercise Date.

8.3    The maximum number of shares of Stock shall be determined based on the Purchase Price and the accumulated Contributions credited to the Participant’s account in accordance with Section 7. No fractional shares are permitted to be purchased under the Plan. Any Contributions for an Offering Period credited to a Participant’s account which are not sufficient to purchase a full share of Stock on the Exercise Date of such Offering Period shall be retained in the Participant’s account and applied to the purchase of shares of Stock in the next Offering Period. Any Contributions for an Offering Period credited to a Participant’s account that are not applied to the purchase of Stock by reason of limitation on the maximum number of shares purchasable by the Participant shall be promptly refunded.

8.4    During a Participant’s lifetime, the option to purchase shares of Stock hereunder shall be exercisable only by the Participant.

SECTION 9.    Delivery

9.1    As promptly as practicable after the Exercise Date of an Offering Period, the Plan Administrator shall arrange delivery to each Participant, as appropriate, of a certificate representing the shares of Stock, if any, purchased upon exercise of his or her option for such Offering Period. Alternatively, the Company may deposit the purchased shares into a brokerage account which the Company will establish for the Participant at a Company-designated brokerage firm.

SECTION 10.    Voluntary Withdrawal; Termination of Employment

10.1    A Participant may withdraw all, but not less than all, of the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Plan Administrator of withdrawal from the Offering Period on a form provided for such purpose. If the Participant withdraws from an Offering Period, all of the Participant’s Contributions credited to his or her account shall be paid to the Participant (in the currency in which the Contributions were made) as promptly as practicable after receipt of the notice of withdrawal, and his or her option for such Offering Period shall be automatically canceled and no further payroll deductions for the purchase of Stock shall be made for such Participant during such Offering Period.

10.2    Upon termination of the Participant’s Continuous Status as an Employee prior to an Exercise Date of an Offering Period for any reason, including, without limitation, retirement or death, all Contributions credited to his or her account shall be returned to him or her, in cash (in the currency in which the Contributions were made), as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 13, and the Participant’s option to purchase Stock shall be automatically canceled.

10.3    In the event an Employee fails to remain in Employee status during an Offering Period in which the Employee is a Participant, he or she shall be deemed to have elected to withdraw from the Plan, and all Contributions credited to his or her account for such Offering Period shall be returned to the Participant in cash (in the currency in which the Contributions were made), and the Participant’s option to purchase Stock with respect to such Offering Period shall be automatically canceled.

10.4    A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company, in accordance with the applicable terms and conditions of such plan.

SECTION 11.    Stock

11.1    The total number of shares of Stock made available for sale under the Plan is 800,000 and is subject to adjustment, at the sole discretion of the Plan Administrator, in the event of changes in the capitalization of the Company.

11.2    If the total number of shares subject to options granted pursuant to Section 7 exceeds the number of shares available under the Plan, the Plan Administrator shall make a pro rata allocation of the shares remaining available for option grant in a practical and equitable manner. In such event, the Plan Administrator shall give written notice to each affected Participant stating the reduction of the number of shares due to the adjustment and shall return to each affected Participant any excess Contributions credited to such Participant’s account as soon as practicable after the affected Exercise Date of such Offering Period.

11.3    A Participant shall have no interest or voting rights in shares covered by his or her option until such option has been exercised.

11.4    Shares of Stock purchased under the Plan may, at the sole discretion of the Plan Administrator, be subject to restrictions on subsequent resale.

SECTION 12.    Administration

12.1    The Plan shall be administered by the Board or a committee appointed by the Board (the “Plan Administrator”).

12.2    The Plan Administrator shall have full power to adopt, amend and rescind any rules as deemed appropriate and consistent for the administration of the Plan. The Plan Administrator shall construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan.

12.3    The administration, interpretation or application of the Plan by the Plan Administrator and all determinations by the Plan Administrator with respect to the Plan shall be final, conclusive and binding upon all Employees and Participants and all other persons interested or claiming an interest under the Plan.

SECTION 13.    Designation of Beneficiary

13.1    A Participant may file a written designation of a beneficiary who is to receive Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death at a time when cash or

Stock are held for his or her account. Any such designation shall not be effective until filed with the Plan Administrator and only if valid under applicable law. Any such designation of a beneficiary may be changed by the Participant at any time by written notice filed with the Plan Administrator.

13.2    In the event of the death of a Participant and in the absence of a valid designation of a beneficiary who is living at the time of such Participant’s death, the Plan Administrator shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Plan Administrator), the Plan Administrator, in its sole discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant. If no spouse, dependent or relative is known to the Plan Administrator, the Plan Administrator, in its sole discretion, may deliver such cash and/or Stock to such other person as the Plan Administrator may reasonably designate.

SECTION 14.    Transferability

14.1    Neither Contributions credited to a Participant’s account nor any rights with regard to an option to purchase shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 13) by the Participant.

14.2    Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw in accordance with Section 10.

SECTION 15.    Adjustments Upon Changes in Capitalization; Corporate Transactions

15.1    In the event that a dividend shall be declared upon the Stock payable in shares of Stock, the number of shares of Stock then subject to any option and the number of shares of Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option may be adjusted, at the sole discretion of the Plan Administrator, by adding to each share the number of shares which would be distributed thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such Stock dividend. In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of share of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of Stock then subject to any option and for each share of Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, as determined by the Plan Administrator, in its sole discretion.

15.2    In the event that there shall be any change, other than as specified in the first paragraph of Section 15.1 hereof, in the number or kind of outstanding shares of Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any option and the number or kind of shares available for issuance in accordance with the provisions of the Plan but not yet covered by an option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each option.

15.3    No adjustment or substitution provided for in this Section 15 shall require the Company to issue a fractional share under any option.

15.4    In the event of dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its sole discretion, may accelerate the exercise of each option and/or terminate the same.

SECTION 16.    Amendment or Termination

16.1    The Board may at any time and for any reason terminate or amend the Plan in whole or in part. Except as provided in Section 15, no such termination may affect options to purchase shares previously granted. Except as provided in Section 15, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary, but only to such extent, to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval of an amendment in such a manner and to such a degree as so required.

SECTION 17.    Notices

17.1    All notices or other communications by a Participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

SECTION 18.    Conditions Upon Issuance of Shares

18.1    Shares of Stock shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

18.2    As a condition to the exercise of an option, the Plan Administrator may require the Participant exercising such option to represent and warrant at the time of such exercise that the shares of Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

18.3    Each Participant agrees, by entering the Plan, to promptly give the Plan Administrator notice of any disposition of shares of Stock purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

SECTION 19.    Effective Date; Term Of Plan

19.1    The Plan became effective on July 1, 2008. The Plan was amended on March 15, 2018, subject to approval by the shareholders of the Company within twelve (12) months, before or after, of the amendment.

19.2    The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 16.

IN WITNESS WHEREOF, The Navigators Group, Inc. has hereby adopted this Plan on this day of                     , 2018.

The Navigators Group, Inc.

By:
Name:
Title:

Attest:

THE NAVIGATORS GROUP, INC.

ATTN: EMILY MINER

400 ATLANTIC STREET, 8th FLOOR

STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Saul L. Basch 02 Terence N. Deeks 03 Stanley A. Galanski 04 Meryl D. Hartzband 05 Geoffrey E. Johnson
06 Robert V. Mendelsohn 07 David M. Platter 08 Patricia H. Roberts 09 Janice C. Tomlinson 10 Marc M. Tract
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. An advisory resolution on executive compensation.							☐	☐	☐

3. Approve The Navigators Group, Inc. Amended and Restated Employee Stock Purchase Plan.							☐	☐	☐

4. Ratification of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2018 financial statements.							☐	☐	☐
NOTE: Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

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THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, CT 06901

PROXY FOR THE MAY 10, 2018 ANNUAL MEETING OF STOCKHOLDERS

Mr. Ciro M. DeFalco and Ms. Emily B. Miner, or any one of them, with power of substitution, are hereby authorized as proxies to represent and to vote the shares of the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., Thursday, May 10, 2018, at the office of the Company at 400 Atlantic Street, 8th Floor, Stamford, CT 06901, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed on the reverse side and in accordance with their judgment on all other matters which may properly come before the Annual Meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side